UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
           Washington, D.C. 20549
            ____________________
                 FORM S-3
          REGISTRATION STATEMENT
                   UNDER
        THE SECURITIES ACT OF 1933
            ____________________
                TOROTEL, INC.
    (Exact name of registrant as specified
              in its charter)
 Missouri                          44 - 0610086
(State of Incorporation)        (I.R.S. Employer
                          Identification Number)

               13402 South 71 Highway
             Grandview, Missouri 64030
                  (816) 761-6314
     (Address including zip code and telephone
          number, including area code of
     registrants principal executive offices.)
                ____________________
                  H. James Serrone
   Vice President Finance and Chief Financial Officer
              13402 South 71 Highway
            Grandview, Missouri 64030
                  (816) 761-6314
       (Name, address including zip code, and
     telephone number, including area code, of
              agent for service.)
             ______________________________
                      Copy to:
              Randall B. Sunberg, Esq.
            Shook, Hardy & Bacon L.L.P.
         1010 Grand Boulevard, 5th Floor
                  P.O. Box 15607
         Kansas City, Missouri 64106-0607
                  (816) 474-6550

             ______________________________
Approximate date of commencement of proposed sale to
the public:  From time to time after this
Registration Statement becomes effective.
             ______________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

          CALCULATION OF REGISTRATION FEE

  Title of
 Each Class                 Proposed   Proposed   Amount
of Securities                Max Off   Max Agg      of
  to be       Amount to be  Price Per  Offering   Regist.
  Registered   Registered     Share     Price      Fee
Common Stock, 100,000 shrs   Market    $131,250    $36.49
par value                    price at
$.50 per                     time of
  share                       sale

             ________________________
The Registrant hereby amends this Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

























                 TOROTEL, INC.
            13402 South 71 Highway
           Grandview, Missouri 64030
               (816) 761-6314

         100,000 Shares of Common Stock


The Securities:             Sales of the
                             Common Stock:
Common
 Stock     100,000 shares   If the Fund exercises its
                            right to purchase the
Par                         common stock, it may
 Value     $.50 per share   resell that stock to you
                            pursuant to this
Listing of the Securities:  registration.

Exchange:  American Stock   Sales Price:  Fair market
            Exchange                      value on
                                          the date of
Symbol:        TTL                        purchase

The Registration:           Before you purchase any
                            of the common stock you
The Torotel Settlement      should read this pros-
Fund (the Fund) holds a     pectus in its entirety
warrant which gives it      and pay particular
the right to purchase       attention to the
100,000 shares of common    discussion of Risk
stock.  We are registering  Factors beginning on
those shares for sale by    page three.
the fund.

               ___________________________


The information in this     Neither the Securities
prospectus is not           and Exchange Commission
complete and may be         nor any state securities
changed.  No one may sell   commission has approved
these securities until the  or disapproved these
registration statement      securities or passed
filed with the Securities   upon the accuracy or
and Exchange Commission is  adequacy of this pros-
effective.  This pros-      pectus.  Any represent-
pectus is not an offer to   ation to the contrary
sell these securities and   is a criminal offense.
is not soliciting an offer
to buy these securities
in any state where the
offer or sale is not
permitted.





                 January ___, 1999

PROSPECTUS

                 TOROTEL, INC.

                Registration of
         100,000 Shares of Common Stock


As part of the settlement of certain litigation, the Company agreed to issue to the Fund a warrant to purchase 100,000 shares of the Companys common stock at an exercise price of $.75 per share (the Warrant).
The Company is hereby registering the 100,000 shares underlying the Warrant (the Shares). The common stock of the Company is traded on the American Stock
Exchange (the AMEX) under the symbol TTL. The closing sale price for the Companys common stock on _____________ was $_____ per share.


No person has been authorized to give you any information or to make any representations to you regarding the Company or the offering made by this prospectus other than the information and representations contained or incorporated by reference in this prospectus. If such information or representations are made to you, you should not rely on them as having been authorized by the Company or by any other person. All information contained in this prospectus represents the Company only as of the date of this prospectus. This prospectus may be delivered to potential investors, such as yourself, and sales or distributions and resales may be made to you pursuant to this prospectus even though a change in the affairs of the Company may have occurred since the date this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this prospectus (the Shares). Also, this prospectus does not constitute an offer to you or solicitation of you, if you are in a jurisdiction in which such an offer or solicitation would be unlawful.

                 THE COMPANY

The Company conducts business through two wholly-owned subsidiaries, Torotel Products, Inc. (Torotel
Products) and OPT Industries, Inc. (OPT).  The term
Company as used herein includes Torotel, Inc. and its subsidiaries, unless the context requires otherwise.

Torotel Products specializes in the custom design and manufacture of precision magnetic components, consisting of transformers, inductors, reactors, chokes and toroidal coils. These components modify and control electrical voltages and currents in electronic devices. Torotel Products sells these magnetic components to original equipment manufacturers, who use them in products such as aircraft navigational equipment, voice and data secure communications, telephone and avionics equipment, and conventional missile guidance systems.
For example, if a product containing one of these components receives an electrical voltage or current which is too high for proper operation of the product, the component would modify and control the electrical voltage or current to allow proper operation of the product.

OPT specializes in the custom design and manufacture of high power, switching power supplies and a broad line of magnetic components. OPT sells these products to a predominantly U.S. customer base in the computer, telecommunications, industrial and military markets. The switching power supplies are used in large computer, telecommunications, industrial and military systems to convert available power to lower voltages to be used by other parts of the systems.
Additional information regarding the Company can be found in the documents incorporated into this prospectus as described below in the section entitled
INCORPORATION BY REFERENCE.

             ELECTRONIKA MERGER

The Company has entered into an Agreement and Plan of Merger (the Merger Agreement) with Electronika, Inc., a California corporation (Electronika), and the shareholders of Electronika. Pursuant to the Merger
Agreement, Electronika will be merged (the Merger) with and into a Torotel Merger Subsidiary, a wholly-owned subsidiary of the Company (MergerSub). The consummation of the Merger is subject to the satisfaction of a number of conditions, including approval by the Torotel Shareholders.

The following is a description of the terms of the Merger Agreement which has been attached to this prospectus. Because this is only a brief description, it is qualified by the terms and provisions of the Merger Agreement which you should read in its entirety to assure that you have a complete understanding of the Merger transaction.

At the effective time of the Merger the following actions, events and results will occur:

1. Electronika will be merged with and into MergerSub;

2. Electronika will cease to exist as a separate corporation;

3. MergerSub will be the successor or surviving corporation in the Merger;

4. MergerSub will continue to be governed by the laws of the State of Missouri; and

5. the separate corporate existence of MergerSub shall continue unaffected by the Merger, except that MergerSub will have all of the rights, privileges and assets of Electronika and it will be subject to all of the obligations, disabilities and liabilities of Electronika.

Pursuant to the Merger, the Company (or its subsidiaries) will receive the following:

1. all of the rights, privileges and assets of Electronika and it will be subject to all of the obligations, disabilities and liabilities of
Electronika (Electronika has represented that it will have a net worth of at least $400,000 at the effective time of the Merger); and

2. the services of Peter Caloyeras, the founder of Electronika, as the Chairman of the Board and Chief
Executive Officer of the Company and MergerSub (for which Mr. Caloyeras will receive an annual salary of at least $50,000).

Pursuant to the Merger, the shareholders of Electronika will receive the following:

1.  1,800,000 shares of common stock of the Company;

2.  up to 2,500,000 shares of Class A $1.00 Preferred
Stock of the Company (one share of the preferred stock will be distributed to the shareholders of Electronika for each dollar of EBITDA (net earnings
(or loss) before interest expense, taxes, depreciation and amortization) generated by
MergerSub; the rights and privileges of the preferred stock are described in the Merger Agreement which you should read in its entirety); and

3. the power to vote, for a limited time, 525,165 shares of common stock of the Company held by various family members of the founder of the Company (which will result in a temporary change of control of the Company).

                   RISK FACTORS

In addition to reading this prospectus in its entirety, you should carefully consider the following
Risk Factors before investing in the Shares:

Recent Losses from Operations.  Historically, the
Company has relied on funds generated internally and
bank borrowings to meet its normal operating
requirements and to service its bank indebtedness.
For the fiscal year ended April 30, 1998, the Company
incurred a pretax loss of $1,295,000.  This amount
consisted of $790,000 in actual operating losses and
$505,000 in special charges (see section entitled
Legal Proceedings      below).  While management does
not anticipate any further significant special charges, it also does not anticipate any substantial increase in the present rate of sales during the next few months. As a result, further operating losses are likely.

Risks Regarding the Electronika Merger. For information regarding the Merger Agreement and proposed Merger, please read the Section entitled
ELECTRONIKA MERGER. If the Merger with Electronika is completed, you should consider the following additional risk factors:

Dilution. Pursuant to the Merger, the Company will issue 1,800,000 shares of its common stock to the shareholders of Electronika. As of November 1, 1998 there were 2,811,590 shares of common stock of the Company outstanding. The issuance of common stock to the shareholders of Electronika will dilute your percentage interest in the Company by 39%. For example, if immediately before the Merger you held 1% of the Companys common stock, after the Merger your percentage interest in the Company would be diluted to 0.61%.

Superior Rights of Preferred Stock.  Pursuant to the
Merger, the Company will issue 2,500,000 shares of new class A $1.00 Preferred Stock to the shareholders of Electronika. The holders of the preferred stock will have rights to distributions of dividends, and rights upon a dissolution or liquidation of the Company, superior to yours. These superior rights will require the Company to pay annual dividends on the preferred stock, plus any accrued and unpaid dividends thereon, before any amount may be paid to you in recognition of your Shares. Also, these superior rights will require the Company to redeem the preferred stock in full, including any accrued and unpaid dividends thereon, before any amounts may be paid to you upon a dissolution or liquidation of the Company. The rights and privileges of the preferred stock are described in the Merger Agreement attached hereto which you should read in its entirety.

Change in Control. Pursuant to the Merger, from the date the Merger becomes effective through the ninth month of the fourth fiscal year of the Company following the effective date of the Merger, the shareholders of Electronika will hold, or have the right to direct the voting of, approximately 54.9% of the common stock of the Company. However, after the ninth month of the fourth fiscal year of the Company following the effective date of the Merger, the shareholders of Electronika only will hold, or have the right to direct the voting of, approximately 43% of the common stock of the Company. During the period in which the shareholders of Electronika hold
54.9% of the common stock of the Company, any attempt to change control by you and other shareholders of the Company who are not affiliated with the shareholders of Electronika is unlikely to be successful because the shareholders of Electronika will control the voting power of more than a majority of the outstanding shares of common stock of the Company.

Composition of Board of Directors. The business and affairs of the Company are directed by its board of directors. After the Merger, the Companys board of directors will appoint two representatives of the shareholders of Electronika to the Companys board.
Pursuant to the Merger Agreement among the Company, MergerSub and Electronika, the shareholders of Electronika have agreed not to remove any of the Companys directors prior to the Companys 1999 annual meeting of shareholders. Thereafter, although two members of the Companys board must be independent directors pursuant to the rules and regulations of the American Stock Exchange, the shareholders of Electronika will have the power to elect a majority of the Companys board of directors.
Therefore, they will have the ability to control the business and affairs of the Company.

Dependence on Key Management. The Company is dependent upon its key officers for the management of its business. Pursuant to the Merger Agreement, Peter Caloyeras, the founder of Electronika and the father of the shareholders of Electronika, will be appointed as the Chairman of the Board and Chief
Executive Officer of the Company.  The Company and
Mr. Caloyeras have not entered into an employment agreement with respect to his services to the Company; therefore, Mr. Caloyeras can resign from his position at any time. In addition, Mr. Caloyeras will not be devoting his full business time to the Company, as he will continue to be involved in the pursuit of his other business interests, including business interests that may be competitive with the business of the Company. The inability or refusal of Mr. Caloyeras to act in the above position, the fact that Mr. Caloyeras will not be devoting his full business time the Company, or the fact that Mr.
Caloyeras may continue to pursue business interests that are competitive with the business of the Company, may have an adverse effect on the performance of the Company and negatively affect the value of your Shares.

Uncertainty Regarding the Merger.  The Company and
Electronika entered into the Merger Agreement expecting that the Merger will result in enhanced operations, cost savings and synergies for the two companies. However, there can be no assurance that such enhanced operations, cost savings or synergies will be realized. Integrating the operations and management of the Company and Electronika will be a complex process, and there can be no assurance that this integration will be completed rapidly or will result in the achievement of all of the anticipated synergies and other benefits expected to be realized from the Merger. Moreover, the integration of the Company and Electronika will require significant management attention, which may temporarily distract management from its usual focus on the daily operations of the combined company. These risks may cause the value of your Shares to decline.

Expenses of the Merger. The Company and Electronika estimate that, as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $25,000. In addition, it is expected that the Company and Electronika will incur Merger-related expenses of approximately $158,000, consisting of investment banking, legal and accounting fees and financial and other related charges. The combined company expects to account for the above-referenced expenses in fiscal 1999 and 2000. The amount of these charges is a preliminary estimate and is subject to change.
Additional unanticipated expenses may be incurred in connection with the integration of the businesses of the Company and Electronika. These charges may have an adverse effect on the value of your Shares.


Potential Delisting of the Companys Common Stock.
The Companys common stock (which includes the Shares) is listed on the AMEX. Based on the consolidated operating results and balance sheet for the fiscal year ended April 30, 1998, the Company has fallen below the AMEX guidelines for continued listing. Company officials met with AMEX officials on September 24, 1998 to discuss the Companys financial position, its future operating plans, and to discuss the reasons why the Companys common stock should continue to be listed on the AMEX. As a result of that meeting, the Companys common stock will continue to be listed on the AMEX through March
17, 1999. However, it is not known at this time whether the Companys common stock (including the Shares) will continue to be listed on the AMEX after March 17, 1999. Continued listing will depend upon a favorable review by AMEX officials of the proposed
Merger (for a discussion of the proposed Merger please read the Section entitled ELECTRONIKA MERGER).
Delisting could have a negative effect on you because the Company would no longer be subject to various
AMEX disclosure and corporate governance rules and the Shares may not be as easily traded due to a less liquid market.

Uncertainty Regarding Bank Financing. The Company relies heavily on its revolving credit agreement with Phillipsburg National Bank & Trust Company (PNBT) to service its operating costs. As of October 31, 1998, the Company was in violation of two financial covenants under the terms of the credit agreement.
However, PNBT previously waived compliance with these provisions through December 31, 1998, which was the expiration date of the credit agreement. PNBT has renewed the Companys line of credit for $1.7 million through February 28, 1999. In addition, PNBT commenced a review of the entire credit arrangement upon signing of the Merger Agreement (please read the Section entitled ELECTRONIKA MERGER for a discussion of the Merger). While PNBT has expressed a willingness to continue as the Companys primary lender, the renewal of the credit line will be subject to, among other things, satisfactory review of the Companys operating plans, cash needs, available collateral, and the status of the possible
Merger. If PNBT decides not to renew the credit line, it could affect the Companys ability to continue as a going concern. If the Company loses its current financing and is unable to find similar financing you could suffer a loss of your entire investment in the Shares.

Legal Proceedings.


On May 6, 1997, Torotel Products was accepted into
the Voluntary Disclosure Program of the United States
Department of Defense  resulting from its failure to
perform certain required      thermal shock
testing as frequently as required and for inaccurately certifying that all required testing had been performed. As a result of the Companys investigation into the testing deficiencies, the Company recorded an estimated charge of $416,000 against earnings in its fiscal fourth quarter ended
April 30, 1997. Because the investigation was ongoing, the Company subsequently determined that there also were some deficiencies in performing some required electrical testing as frequently as required. As a result, the Company recorded an additional charge of $70,000 against earnings in the first quarter of the fiscal year ended April 30, 1998. The Company does not anticipate incurring any additional significant charges related to the investigation; however, the aggregate amount of the estimated penalty is still subject to fluctuation as further investigation is conducted. If additional investigation uncovers further deficiencies in the Companys testing, the Company could suffer additional losses which may adversely affect the value of your Shares. At this time, the Company is not certain when payment of the damage amount will be required; however, the Company does not anticipate making any payments during the fiscal year ending
April 30, 1999.  See also the Section entitled
Selling Security Holders.

Risk of Year 2000 Failures. The Company is presently assessing its Year 2000 readiness. Extensive testing has been performed on the main operating system and its software applications (which serve both operating subsidiaries), and it has been determined that the main operating system and its software applications are Year 2000 compliant. Both operating subsidiaries are now in the process of polling significant suppliers and customers to determine the extent to which either operation is vulnerable to those third parties' failure to remedy their own Year 2000 issues. In addition, various equipment is being tested to verify its Year 2000 functionability. The cost of these efforts to date has been, and the Company believes these costs should remain, minimal.
However, there can be no guarantee that the systems of major suppliers, vendors, and customers will be timely converted and those parties' failure may have a material adverse effect on the Company.

Doubts Regarding The Companys Ability to Continue as a Going Concern. The report of the independent certified public accountants of the Company, dated as of June 19, 1998, notes that the Company has sustained losses in 1998 and 1997 and its ability to obtain adequate financing is uncertain. Because of these factors, the accountants stated that there are substantial doubts about the Companys ability to continue as a going concern. If the Company is unable to continue as a going concern, you may lose your entire investment in the Shares.

Dilution from Outstanding Warrants.  In 1994 the
Company acquired OPT. In connection with that acquisition, warrants to purchase 66,667 shares of the Companys common stock at an exercise price of $1.50 per share were issued to Chemical Bank New
Jersey N.A.  The warrants expire on September 1,
2003. As of April 30, 1998, there had been no dilutive effect from the warrants. If the warrants are exercised and shares of the Companys common stock are issued for $1.50 per share at a time when the market price per share is above $1.50, you would suffer a dilution in the value of the equity you hold in the Company because the shares would be selling for less than market value.

Lack of Dividends. The Companys credit agreement with PNBT prohibits the payment of cash dividends on its common stock (including the Shares), without the prior consent of PNBT. Also, the Company has not paid cash dividends on its common stock in the past and does not intend to do so in the future.
Therefore, it is unlikely that you will receive cash dividends on an investment in the Shares.

Product Liability. The Company sells a limited number of flight-critical components to aircraft manufacturers. A failure of one of these components could lead to product liability for the Company.
While the Company believes it is adequately insured against such liability, a significant judgment against the Company could negatively effect the value of your Shares.


Competition. Many of the markets in which the Company competes are highly competitive. The ability of the Company to compete depends, among other things, upon its on-time delivery performance, customized product engineering and technical support, marketing capabilities, and manufacturing efficiency.
Because the Company operates in a highly competitive market, its market share is susceptible to decline which would likely cause the value of your Shares to decline.


                  USE OF PROCEEDS

Upon the exercise of the Warrant (which may be exercised in part), the Company will receive $.75 for each Share underlying the exercise. Thus, if the Warrant is exercised in full, the Company will receive $75,000. These proceeds have not been allocated for any specific purpose, but will be used for the general purposes of the Company. The principal reason for the offering is to allow the Fund to resell the Shares.

                    OFFERING PRICE

The Shares will be sold by the Fund through a broker at the current market price on the date of any particular sale.


              SELLING SECURITY HOLDERS

On June 18, 1996, a lawsuit was filed against Torotel
Products alleging racial discrimination in hiring.
On July 23, 1998, the U.S. District Court for the
Western District of Missouri approved a settlement to end the lawsuit. As part of the settlement, the Fund was established, pursuant to which the Company would contribute, among other things, the Warrant. Upon exercise of the Warrant, the Fund will own the Shares. All of the Shares are being offered pursuant to this prospectus. Therefore, the Fund will own no shares of the Companys common stock after the offering is complete. The Fund has no relationship with the Company other than the settlement of the above-described lawsuit.


            PLAN OF DISTRIBUTION

The distribution of the Shares being registered will be made by the Company. The Shares will not be offered through an underwriter. The Common Stock trades on the AMEX. The transfer agent and registrar of the Common Stock is UMB, n.a.



            INCORPORATION BY REFERENCE AND
               AVAILABLE INFORMATION

The following reports of the Company are specifically incorporated into this prospectus by reference:

1. Annual report on Form 10-KSB for the fiscal year ended April 30,1998;

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) since the end of the fiscal year covered by the document referred to in
(1) above.

3. The description of the Companys Common Stock contained in the Form 8-A registration statement filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated into this prospectus by reference.

The Company will provide you with a copy of any or all of the information that has been incorporated into this prospectus by reference but not delivered with it. You may request this information either in writing or orally. This information will be provided to you at no cost to you. Your requests should be directed to:

            H. James Serrone
            13402 South 17 Highway
            Grandview, Missouri 64030
            (816) 761-6314

The Company is subject to the information reporting requirements of the Exchange Act. In accordance with those requirements the Company files annual and quarterly reports, proxy statements, prospectuses and other information with the Securities and Exchange
Commission. You can read and copy those filings at the Securities and Exchange Commissions Public
Reference Room at 450 Fifth Street, N.W., Washington,
D.C. 20549. You can get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.
You can also obtain many of these reports on the Securities and Exchange Commissions Internet site at http://www.sec.gov.






   DISCLOSURE OF THE SECURITIES AND EXCHANGE
   COMMISSIONs POSITION ON INDEMNIFICATION
        FOR SECURITIES ACT LIABILITIES

Article XII of the Companys articles of
incorporation, as amended, provides for
indemnification against legal fees for directors and officers who are made parties to legal actions by reason of the fact that they are or were a director or officer of the Company or are or were acting as a director or officer of another company at the request of the Company. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. In the case of criminal proceedings, indemnification is provided if the director or officer had no reasonable cause to believe his or her action was unlawful. The determination of a legal proceeding against a director or officer does not of itself create a presumption that the director or officer is not eligible for indemnification in such matter.

No indemnification will be provided to directors or officers in respect of any claim as to which they have been found liable for negligence or misconduct in the performance of their duty to the Company unless the court in which the action was brought determines that indemnification is proper.

Insofar as indemnification for liabilities arising
under the Securities Act of 1933, as amended (the
Securities Act     ), may be permitted to directors,
officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


                LEGAL MATTERS

Certain legal matters with respect to the validity of the Shares will be passed upon by Shook, Hardy &
Bacon L.L.P., 1010 Grand Blvd., 5th Floor, Kansas
City, Missouri 64106.


                EXPERTS

The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant
Thornton LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.



          EXPENSES RELATED TO THE
          ISSUANCE OF THE SHARES

Fees and Expenses:

Registration Fees                     $      36.49
Legal and Accounting Fees                10,000.00
Listing Fees                              2,000.00
Total Fees and Expenses               $  12,036.49

Expenses to be paid by
  the settlement fund                 $     -0-

     DIRECTOR AND OFFICER INDEMNIFICATION

Article XII of the Companys articles of
incorporation, as amended, provides for
indemnification against legal fees for directors and officers of the Company in their capacity as such.
Please read the Section entitled DISCLOSURE OF THE
SECURITIES AND EXCHANGE COMMISSIONs POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES for a description of such indemnification.


                  EXHIBITS

2       The Agreement and Plan of Merger among the
Company, MergerSub and Electronika.

4.1 The registration statement on Form 8-A for the common stock of the Company incorporated herein by reference.

4.2     Pages 1-4 of the bylaws of the Company dated
May 22, 1969 defining the rights of holders of the Companys common stock.

4.3.1 Page 1 of the amendment to the bylaws of the Company dated May 17, 1985 defining the rights of holders of the Companys common stock.

4.3.2 Page 1 of the amendment to the bylaws of the Company dated December 17, 1985 defining the rights of holders of the Companys common stock.

4.4     Pages 2 and 6 of the amendment to the
articles of incorporation of the Company dated May
24, 1969 (specifically Articles 3, 6, 9 and 10).

5*      Opinion of Shook, Hardy & Bacon L.L.P.
regarding the legality of the common stock.

23(i)*  Consent of Shook, Hardy & Bacon L.L.P.
(contained in Exhibit 5).

23(ii)* Consent of Grant Thornton LLP.

24      Powers of attorney (contained on the
signature pages hereto).

*  To be filed by amendment.


               UNDERTAKINGS

(a)     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section
10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or
events arising after the effective date of this
registration statement (or the most recent post-
effective amendment thereof) which, individually or
in the aggregate, represent a fundamental change in
the information set forth herein or therein.
Notwithstanding the foregoing, any increase or
decrease in volume of securities offered (if the
total dollar value of securities offered would not
exceed that which was registered) and any deviation
from the low or high end of the estimated maximum
offering range may be reflected in the form of
prospectus filed with the Securities and Exchange
Commission pursuant to Rule 424(b) if, in the
aggregate, the changes in volume and price represent
no more than a 20% change in the maximum aggregate
offering price set forth in the      Calculation of
Registration Fee      table in the effective
registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange
Commission by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Company hereby undertakes that, for
purposes of determining any liability under the Securities Act, each filing of the Companys annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.















                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 29, 1998.

TOROTEL, INC.


By:        /s/  Dale H. Sizemore
Name:      Dale H. Sizemore, Jr.
Title:     Chairman and Chief Executive Officer











































                 POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale H. Sizemore, Jr. his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE        DATE


 /s/  Christian T. Hughes  President,  12/29/98
Christian T. Hughes        Chief
                           Operating Officer
                           and Director


 /s/  Ronald L. Benjamin   Director    12/29/98
Ronald L. Benjamin


 /s/  Dr. Thomas L. Lyon,
           Jr.             Director    12/29/98
Dr. Thomas L. Lyon, Jr.

 /s/  Richard A. Sizemore  Director    12/29/98
Richard A. Sizemore


 /s/  H. James Serrone     Vice
                           President
                           of Finance  12/29/98
H. James Serrone           and Chief
                           Financial Officer






               INDEX OF EXHIBITS

Exhibit

2       The Agreement and Plan of Merger among the
Company, MergerSub and Electronika.

4.1 The registration statement on Form 8-A for the common stock of the Company incorporated herein by reference. *

4.2 Pages 1-4 and 10 of the bylaws of the Company dated May 22, 1969 defining the rights of holders of the Companys common stock.

4.3.1 Page 1 of the amendment to the bylaws of the Company dated May 17, 1985 defining the rights of holders of the Companys common stock.

4.3.2 Page 1 of the amendment to the bylaws of the Company dated December 17, 1985 defining the rights of holders of the Companys common stock.

4.4     Pages 2 and 6 of the amendment to the
articles of incorporation of the Company dated May
24, 1969 (specifically Articles 3, 6, 9 and 10).

5       Opinion of Shook, Hardy & Bacon L.L.P.
regarding the legality of the common stock. **

23(i)   Consent of Shook, Hardy & Bacon L.L.P.
(contained in Exhibit 5). **

23(ii)  Consent of Grant Thornton LLP. **

24      Powers of attorney (contained on the
signature pages hereto).

*     Incorporated herein by reference.
**     To be filed by amendment.




















                                            EXHIBIT 2













          AGREEMENT AND PLAN OF MERGER












































          AGREEMENT  AND  PLAN  OF  MERGER

                     AMONG

                TOROTEL,  INC.

         TOROTEL MERGER SUBSIDIARY, INC.

              ELECTRONIKA,  INC.

                 AND THE

          ELECTRONIKA  STOCKHOLDERS
               NAMED HEREIN



          Dated November 24, 1998










































                  TABLE OF CONTENTS

ARTICLE ITHE MERGER
Section 1.1     The Merger
Section 1.2     Effective Time of the Merger
Section 1.3     Merger Consideration and Conversion
                of Shares.
Section 1.4     Preferred Shares Escrow.
Section 1.5     Distributions of Preferred Shares.
Section 1.6     Net Worth Determination.
Section 1.7     Net Worth Adjustment.
Section 1.8     EBITDA.
Section 1.9     Closing

ARTICLE IITHE SURVIVING CORPORATION
Section 2.1     Articles of Incorporation and Bylaws
Section 2.2     Board of Directors and Officers
Section 2.3     Employment of Peter Caloyeras

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF
   ELECTRONIKA
Section 3.1     Subsidiaries.
Section 3.2     Organization and Qualification.
Section 3.3     Capitalization.
Section 3.4     Financial Condition.
Section 3.4.1   Assets and Liabilities at Closing.
Section 3.4.2   Electronika Financial Statements.
Section 3.5     Taxes.
Section 3.6     Undisclosed Liabilities.
Section 3.7     Litigation and Claims.
Section 3.8     Properties.
Section 3.9     Contracts and Other Instruments.
Section 3.10    Validity of Electronika Material
                  Contracts.
Section 3.11    Charter Instruments.
Section 3.12    Related Party Transactions.
Section 3.13    Employee Benefit Plans.
Section 3.13.1  Arrangements.
Section 3.13.2  ERISA Plans.
Section 3.13.3  Other Employee Fringe Benefits.
Section 3.13.4  ERISA Affiliate.
Section 3.13.5  Identification of Benefit Plans.
Section 3.13.6  MEPPA Liability/Post-Retirement
                  Medical Benefits/Defined Benefit
                  Plans/Supplemental Retirement
                  Plans.
Section 3.13.7  Liabilities.
Section 3.14    Patents, Trademarks, Et Cetera
Section 3.15    Questionable Payments.
Section 3.16    Authority to Merge.
Section 3.17    Year 2000 Compliance.
Section 3.18    Assets of Magnetika/East;
                  Name Changes.
Section 3.19     Environmental Matters.
Section 3.20     Completeness of Disclosure.

ARTICLE IVREPRESENTATIONS AND WARRANTIES OF PARENT
  AND ACQUISITION
Section 4.1     Subsidiaries.
Section 4.2     Organization and Qualification.
Section 4.3     Capitalization.
Section 4.4     Financial Condition.
Section 4.5     Taxes.
Section 4.6     Undisclosed Liabilities.
Section 4.7     Litigation and Claims.
Section 4.8     Properties.
Section 4.9     Contracts and Other Instruments.
Section 4.10    Validity of Parent Material
                  Contracts.
Section 4.11    Charter Instruments
Section 4.12    Employee Benefit Plans
Section 4.12.1  Arrangements
Section 4.12.2  ERISA Plans
Section 4.12.3  Other Employee Fringe Benefits
Section 4.12.4  ERISA Affiliate
Section 4.12.5  Identification of Benefit Plans
Section 4.12.6  MEPPA Liability/Post-Retirement
                  Medical Benefits/Defined Benefit
                  Plans/Supplement
Section 4.12.7  Liabilities
Section 4.13    Patents, Trademarks, Et Cetera.
Section 4.14    Questionable Payments
Section 4.15    Authority to Merge.
Section 4.16    Environmental Matters.
Section 4.17    Related Party Transactions.
Section 4.18    Year 2000 Compliance.
Section 4.19    Interim Operations of MergerSub.
Section 4.20     Completeness of Disclosure.

ARTICLE V COVENANTS OF ELECTRONIKA
Section 5.1     Articles of Incorporation and Bylaws.
Section 5.2     Shares and Options.
Section 5.3     Dividends and Purchases of Stock.
Section 5.4     Borrowing of Money.
Section 5.5     Access.
Section 5.6     Advice of Changes.
Section 5.7     Confidentiality.
Section 5.8     Public Statements.
Section 5.9     Parent Stockholder Approval.
Section 5.10     Conduct of Business.
Section 5.11     Reasonable Efforts.       29
Section 5.12     Exclusive Dealing.
Section 5.13     Obligation to Update Disclosure
                   Letter

ARTICLE VICOVENANTS OF PARENT AND ACQUISITION
Section 6.1      Stockholder Approval.
Section 6.2      Proxy Statement.
Section 6.3      Articles of Incorporation and
                   Bylaws.
Section 6.4      Shares and Options.
Section 6.5      Dividends and Purchases of Stock.
Section 6.6      Borrowing of Money.
Section 6.7      Access.
Section 6.8      Advice of Changes.
Section 6.9      Confidentiality.
Section 6.10     Public Statements.
Section 6.11     Conduct of Business.
Section 6.12     Reasonable Efforts.
Section 6.13     Exclusive Dealing.
Section 6.14     Business After the Effective Time.
Section 6.15     Issuance and Listing of Stock.
Section 6.16     Obligation to Update Disclosure
                   Letter

ARTICLE VII ELECTRONIKAs CONDITIONS TO CLOSING
Section 7.1      Voting Trust.
Section 7.2      Accuracy of Representations and
                   Compliance With Conditions.
Section 7.3      Material Adverse Change.
Section 7.4      Other Documents.
Section 7.5      Review of Proceedings.
Section 7.6      Legal Action.
Section 7.7      No Governmental Action.
Section 7.8      Consents Needed.
Section 7.9      Other Agreements.
Section 7.10     Closing Certificate.
Section 7.11     Parent Disclosure Letter.

ARTICLE VIII PARENTs AND ACQUISITIONsCONDITIONS TO
  CLOSING
Section 8.1      Voting Trust.
Section 8.2      Accuracy of Representations and
                   Compliance With Conditions.
Section 8.3      Material Adverse Change.
Section 8.4      Other Documents.
Section 8.5      Review of Proceedings.
Section 8.6      Legal Action.
Section 8.7      No Governmental Action.
Section 8.8      Fairness Opinion.
Section 8.9      Consents Needed.
Section 8.10     Other Agreements.
Section 8.11     Stockholder Approval.
Section 8.12     Closing Certificate.
Section 8.13     Electronika Disclosure Letter.

ARTICLE IX TERMINATION
Section 9.1     Mandatory Termination.
Section 9.2     Optional Termination.
Section 9.3     Effect of Termination.

ARTICLE X TRANSFER RESTRICTIONS; GOVERNANCE
Section 10.1     Restrictive Legends.
Section 10.2     Further Restrictions.
Section 10.3     Investment Representations.
Section 10.4     Directors.
Section 10.5     Prohibited Stockholder Actions.
Section 10.6     Prohibited Actions by Parent.
Section 10.7     Definition of Independent Approval.
Section 10.8     Definition of Affiliate and Family
                   Members
Section 10.9     Indemnification; Insurance.



ARTICLE XI MISCELLANEOUS
Section 11.1     Survival
Section 11.2     Further Actions
Section 11.3     Modification
Section 11.4     Notices
Section 11.5     Waiver
Section 11.6     Binding Effect
Section 11.7     No Third-Party Beneficiaries
Section 11.8     Separability.
Section 11.9     Headings.
Section 11.10    Counterparts; Governing Law
Section 11.11    Assignment.





















































           AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER, dated as of
November 24 , 1998 (the Agreement), is entered into by and among Torotel, Inc., a Missouri corporation
(Parent), Torotel Merger Subsidiary, Inc., a Missouri corporation and a wholly-owned subsidiary of Parent
(MergerSub), Electronika, Inc., a California corporation (Electronika), and the stockholders of Electronika identified on the signature page to this Agreement (the Electronika Stockholders). MergerSub and Electronika may sometimes be referred to herein collectively as the Constituent Corporations.
Parent, MergerSub, Electronika and the Electronika
Stockholders may collectively be referred to herein as the Parties.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Parent will purchase
Electronika by merging Electronika with and into MergerSub in a tax free reorganization;

WHEREAS, pursuant to the Merger (as defined below), MergerSub will be the surviving corporation (the
Surviving Corporation), Electronika will cease to exist and Parent will own 100% of the outstanding capital stock of MergerSub; and

WHEREAS, pursuant to the Merger, the Electronika
Stockholders will receive, in the aggregate,
(i)1,800,000 shares of the common stock of Parent, par value $0.50 per share (the Parent Common Stock), and (ii) 2,500,000 shares of new Class A $1.00
Preferred Stock of Parent, par value $.50 per share
(the Parent Preferred Stock), which will be deposited in escrow for the benefit of the Electronika
Stockholders. The rights, preferences and privileges of the Parent Preferred Stock are as set forth in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

                    ARTICLE I
                   THE MERGER

Section I.1     The Merger.  At the Effective Time
(as defined below), Electronika shall be merged with and into MergerSub and the separate existence of Electronika shall thereupon cease (the Merger). Upon the effectiveness of the Merger, the Surviving
Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of each of the Constituent Corporations; and the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all that is due to any of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation; but all rights of creditors and owings upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if these debts, liabilities and duties had been incurred or contracted by it.


Section I.2     Effective Time of the Merger.  If all
of the conditions precedent to the Parties' obligations to consummate the Merger under this Agreement are satisfied or waived and this Agreement has not been terminated, the Parties shall cause the Articles of Merger in the form attached hereto as Exhibit B (the Articles of Merger) to be properly executed and filed with the Missouri Secretary of State, in accordance with Section 351.458 of the Missouri General and Business Corporation Law, and shall cause to be filed with the California Secretary of State, in accordance with Section 1108(d)(1) of the California General Corporation Law, a copy of the Articles of Merger certified by the Missouri
Secretary of State. The Merger shall become effective at such time as (i) the Missouri Secretary of State issues a Certificate of Merger and (ii) said
Certificate of Merger is filed with, and accepted for filing by, the California Secretary of State (the
Effective Time).

Section I.3     Merger Consideration and Conversion
of Shares.   As of the Effective Time, by virtue of
the Merger and without any action on the part of any holder thereof:

(a) The shares of common stock of MergerSub which are issued and outstanding immediately prior to the Effective Time shall not be changed or converted as a result of the Merger, but shall remain outstanding as shares of the Surviving Corporation.

(b)     All of the outstanding shares of capital
stock of Electronika issued and outstanding
immediately prior to the Effective Time (the
Electronika Shares) shall be converted into the right
to receive, in the aggregate, the following: (i)
1,800,000 newly issued shares of Parent Common Stock
(the      Common Shares     ); and (ii) 2,500,000
shares of Parent Preferred Stock (the Preferred
Shares). The Preferred Shares shall be deposited into, and shall be subject to the terms of, the escrow described in Section 1.4 below and the Escrow
Agreement to be entered into in accordance therewith.
The Common Shares and the Preferred Shares (together, the Merger Shares) shall be subject to the restrictions on transfer as described in Article X below.

(c) Upon surrender to Parent of the certificate or certificates which, immediately prior to the Effective Time, represented the Electronika
Shares, the Electronika Stockholders shall be entitled to receive in exchange therefor, on a pro rata basis (as set forth on Schedule 1.3 hereto), a certificate or certificates representing the Merger
Shares into which the Electronika Shares shall have been converted pursuant to the provisions of Section
1.3(b), subject to the depositing of the Preferred
Shares into escrow in accordance with Section 1.4.


Section I.4     Preferred Shares Escrow.  At the
Effective Time, the Preferred Shares shall be deposited into escrow (the Escrow), to be held by an escrow agent mutually acceptable to the parties (the
Escrow Agent), in accordance with the provisions of an Escrow Agreement in the form attached hereto as Exhibit C. The Escrow Agreement shall provide for the distribution to the Electronika Stockholders of the Preferred Shares, on a pro rata basis, at the expiration of each of five payment periods, based on the economic performance of the Surviving Corporation during each such period, as determined in accordance with the provisions of Section 1.5 below. The determination of the number of Preferred Shares to be distributed shall be made at the completion of each of five periods (each an Escrow Payment Period and together the Escrow Period), with (i) the first
Escrow Payment Period commencing at the Effective
Time and ending on the last day of the first fiscal year of the Surviving Corporation following the Effective Time, (ii) the next three Escrow Payment
Periods being the next three successive full fiscal years of the Surviving Corporation immediately following the fiscal year in which the Effective Time is a part and (iii) the remaining Escrow Payment
Period being nine (9) months of the fourth fiscal year of the Surviving Corporation immediately following the fiscal year in which the Effective Time is a part (provided that for the calculations to be made pursuant to Section 1.5, such nine-month period shall be treated as three-fourths of the full fiscal year). At the end of the Escrow Period, after taking into account all distributions to be made pursuant to
Section 1.5 and all Net Worth Adjustments to be made pursuant to Section 1.7, all Preferred Shares remaining in the Escrow, if any, shall be canceled and return to the status of authorized but unissued shares. In no event shall the Electronika
Stockholders (i) be entitled to receive in excess of 2,500,000 Preferred Shares or (ii) be required to return to Parent any Common Shares received by them in the Merger or (except as set forth in Section 1.7) pay to Parent any other amounts with respect to the failure of the Surviving Corporation to attain any financial targets following the Effective Time.

Section I.5     Distributions of Preferred Shares.
The number of Preferred Shares to be distributed at the end of each Escrow Payment Period shall be determined based on the amount of EBITDA (as defined below) generated by the Surviving Corporation during such Escrow Payment Period, subject to any Net Worth
Adjustment as provided in Section 1.7 below, as follows: (i) for each One Dollar ($1.00) of EBITDA generated by the Surviving Corporation during the applicable Escrow Payment Period, one Preferred Share shall be released to the Electronika Stockholders, on a pro rata basis; and (ii) if the EBITDA for any Escrow Payment Period is negative, then such negative amount shall be carried forward to the next Escrow
Payment Period (and succeeding Escrow Payment
Periods, if necessary) and subtracted from the EBITDA for that next period, such that Preferred Shares shall only be released when such sum is positive.
Within 90 days after the end of the applicable Escrow
Payment Period, Parent shall prepare and deliver to the Electronika Stockholders a schedule (the EBITDA
Schedule), which shall set forth in reasonable detail
Parents estimate of the EBITDA of the Surviving
Corporation for such Escrow Payment Period.  The
EBITDA Schedule shall (i) be based upon the books and records of the Surviving Corporation and the generally accepted accounting principles used by Parent in the preparation of its financial statements, (ii) be certified as true and correct by the Chief Financial Officer of Parent and (iii) be accompanied by the certification of the independent auditors of Parent. Upon the receipt by the Electronika Stockholders of the EBITDA Schedule, the
Electronika Stockholders may have the same verified by their independent public accountants. If the EBITDA Schedule as submitted by Parent is acceptable to the Electronika Stockholders, then such EBITDA
Schedule shall be deemed final and shall be used to determine the amount of the Preferred Shares to be released from the Escrow. If the EBITDA Schedule is not acceptable to the Electronika Stockholders, the Electronika Stockholders shall deliver to Parent within 30 days after their receipt of the EBITDA
Schedule a statement describing their objections thereto (setting forth the amount proposed as an adjustment thereto and the basis for such objection).
Failure of the Electronika Stockholders to so object to the EBITDA Schedule as submitted by Parent shall constitute acceptance thereof by the Electronika
Stockholders. If the Electronika Stockholders object to such EBITDA Schedule, Parent and the Electronika
Stockholders shall use their reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 20 days after Parent has received the statement of objections, Parent and the Electronika Stockholders shall select an independent, nationally recognized accounting firm (the Accounting
Firm) to resolve any remaining objections.  The
Accounting Firm shall, within 30 days after submission to it of any remaining objections, determine and report to the parties upon the items objected to and such determination by the Accounting
Firm shall be conclusive and binding upon Parent and the Electronika Stockholders absent fraud or manifest error. If the Accounting Firm determines that a net adjustment should be made to the EBITDA Schedule in favor of the Electronika Stockholders equal to at least $25,000, then the costs and fees of the Accounting Firm shall be borne and paid by Parent;
otherwise, the costs and fees of the Accounting Firm shall be borne and paid by the Electronika
Stockholders.  If Parent fails to deliver an EBITDA
Schedule to the Electronika Stockholders within the requisite 90-day period, the Electronika Stockholders may deliver a proposed EBITDA Schedule to Parent, and, if the EBITDA Schedule so submitted is acceptable to Parent, then such EBITDA Schedule shall be deemed final. If said EBITDA Schedule is not acceptable to Parent, Parent shall follow the same procedures specified above with respect to the Electronika Stockholders for objecting to said EBITDA
Schedule.

Section I.6     Net Worth Determination.  As provided
in Section 3.4.1, Electronika has represented and warranted that, on the Closing Date (as defined below), the assets of Electronika will include at least $400,000 of cash, cash equivalents, accounts receivable, notes receivable, inventory, work in process, prepaids, machinery, equipment and deposits, net of all liabilities of any kind whatsoever (the
Net Worth Amount).  If on or before April 30, 1999,
Parent determines that the Net Worth Amount was less than $400,000, Parent shall prepare and deliver to the Electronika Stockholders a schedule setting forth
Parents proposed determination of the Net Worth
Amount as of the Closing Date (the Closing Schedule).
Failure of Parent to deliver a Closing Schedule to the Electronika Stockholders on or before such date shall constitute acceptance of the Net Worth Amount by Parent. The Closing Schedule shall be based upon the books and records of the Surviving Corporation and the generally accepted accounting principles used by Parent in the preparation of its financial statements and be certified as true and correct by the Chief Financial Officer of Parent. Upon the receipt by the Electronika Stockholders of the Closing Schedule, the Electronika Stockholders may have the same verified by their independent public accountants. If the Closing Schedule as submitted by Parent is acceptable to the Electronika Stockholders, then such Closing Schedule shall be deemed final and shall be used to determine the amount of the Net
Worth Adjustment required by Section 1.7.  If the
Closing Schedule is not acceptable to the Electronika
Stockholders, the Electronika Stockholders shall deliver to Parent within 30 days after their receipt of the Closing Schedule a statement describing their objections thereto (setting forth the amount proposed as an adjustment thereto and the basis for such objection). Failure of the Electronika Stockholders to so object to the Closing Schedule as submitted by Parent within said 30-day period shall constitute acceptance thereof by the Electronika Stockholders.
If the Electronika Stockholders object to such Closing Schedule, Parent and the Electronika
Stockholders shall use their reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 20 days after Parent has received the statement of objections, Parent and the Electronika Stockholders shall utilize the Accounting
Firm to resolve any remaining objections.  The
Accounting Firm shall, within 30 days after submission to it of any remaining objections, determine and report to the parties upon the items objected to and such determination by the Accounting
Firm shall be conclusive and binding upon Parent and the Electronika Stockholders absent fraud or manifest error. If the Accounting Firm determines that a net adjustment should be made to the Closing Schedule in favor of the Electronika Stockholders equal to at least $25,000, then the costs and fees of the Accounting Firm shall be borne and paid by Parent;
otherwise, the costs and fees of the Accounting Firm shall be borne and paid by the Electronika
Stockholders.

Section I.7     Net Worth Adjustment.  If the Net
Worth Amount as shown on the Closing Schedule as finally determined pursuant to Section 1.6 is less than $400,000, the number of Preferred Shares to be distributed from the Escrow during an Escrow Payment
Period shall be reduced, on a dollar-for-dollar basis, in an amount equal to the difference between the Net Worth Amount as finally determined and $400,000 (the Net Worth Adjustment). If the Net
Worth Amount as shown on the Closing Schedule as finally determined pursuant to Section 1.6 is more than $400,000, the number of Preferred Shares to be distributed from the Escrow during an Escrow Payment
Period shall be increased, on a dollar-for-dollar basis, in an amount equal to the difference between $400,000 and the Net Worth Amount as finally determined. For example, if the Net Worth Amount as finally determined pursuant to Section 1.6 is $200,000 and during the first Escrow Payment Period the Surviving Corporation has $300,000 in EBITDA,
100,000 Preferred Shares would be released to the Electronika Stockholders from the Escrow and no further Net Worth Adjustments would be made during the Escrow Period. Conversely, if the Net Worth
Amount as finally determined is $500,000 and during the first Escrow Payment Period the Surviving corporation has $300,000 in EBITDA, 400,000 Preferred
Shares would be released to the Electronika
Stockholders from the Escrow. If the aggregate amount of EBITDA (as finally determined pursuant to Section 1.5) generated by the Surviving Corporation during the Escrow Period is less than the aggregate amount of the Net Worth Adjustment (as finally determined pursuant to Section 1.6), any remaining
Net Worth Adjustment that has not been applied against the Preferred Shares distribution shall be paid by the Electronika Stockholders, on a pro rata basis (as set forth on Schedule 1.3 hereto), to Parent in cash within 30 days after the termination of the Escrow.

Section I.8     EBITDA.  As used herein, the term
EBITDA      shall mean, with respect to any fiscal
period, the sum of the Surviving Corporations net earnings (or loss) before interest expense, taxes, depreciation and amortization for said period, as determined in accordance with generally accepted accounting principles, exclusive of any mutually agreeable allocations between Parent and the Surviving Corporation.


Section 1.9     Closing.  The closing of the
transactions contemplated by this Agreement shall take place on the third business day following the satisfaction or waiver of all conditions to closing contained herein at the offices of Shook, Hardy &
Bacon L.L.P., 9401 Indian Creek Parkway, Overland
Park, Kansas 66210, or at such other date, time and place as the Parties may agree (the Closing). The date on which the Closing occurs is sometimes referred to herein as the Closing Date.

                  ARTICLE II
     THE SURVIVING CORPORATION; EMPLOYMENT OF
               PETER CALOYERAS

Section II.1     Articles of Incorporation and
Bylaws. The articles of incorporation and the bylaws of MergerSub as in effect at the Effective Time shall from and after the Effective Time be the articles of incorporation and bylaws of the Surviving
Corporation, as the same may be amended from time to time, except that the name of the Surviving
Corporation shall be changed to Electronika, Inc.

Section II.2     Board of Directors and Officers.
The officers and directors of MergerSub at the Effective Time shall be the officers and directors of the Surviving Corporation, each to serve, subject to the Surviving Corporations bylaws, until his or her respective successor shall have been elected and qualified.

Section II.3     Employment of Peter Caloyeras.  From
and after the Effective Time, Peter Caloyeras shall be the Chairman of the Board and Chief Executive
Officer of Parent and the Surviving Corporation
(subject to his removal by the Board of Directors of Parent and the Surviving Corporation in accordance with their respective bylaws), for which he will receive an annual salary during the Escrow Period of at least $50,000.

                ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF ELECTRONIKA

Electronika and the Electronika Stockholders shall
deliver to Parent, within 30 days of the execution
hereof, a disclosure letter (the      Electronika
Disclosure Letter     ).  Except as specifically set
forth in the Electronika Disclosure Letter, Electronika and the Electronika Stockholders hereby represent and warrant to Parent and MergerSub, as follows:

Section III.1     Subsidiaries.  Electronika (i) has
no subsidiaries and (ii) has no material debt (other
than trade accounts receivable) or equity interest,
or right or option to acquire any debt or equity
interest, in any corporation, partnership,
individual, association, trust or any other entity or
organization (a      Person     ).  As of the date
hereof, the Electronika Stockholders own, directly and indirectly, the number of shares of Parent Common
Stock set forth in Schedule 3.1 of  the Electronika
Disclosure Letter.

Section III.2     Organization and Qualification.
Electronika is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging, except where the failure to have obtained any of the foregoing would not have a material adverse effect on its financial condition, results of operations, business or prospects (a Material Adverse Effect). Electronika is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse
Effect.  Schedule 3.2 of the Electronika Disclosure
Letter includes a list of the jurisdictions in which Electronika is qualified to do business.

Section III.3     Capitalization.  The authorized
capital stock of Electronika consists of  20,000
shares of common stock, par value $100.00 per share
(the Electronika Common Stock), of which 1,000 shares are outstanding and 20,000 shares of preferred stock, no shares of which are outstanding. All such outstanding shares of Electronika Common Stock were validly authorized and issued, and are fully paid, and nonassessable, have not been issued and are not owned or held in violation of any preemptive right of stockholders, and are owned of record and beneficially by the Electronika Stockholders, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of Electronika or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Electronika. There are no preemptive or similar rights to subscribe for or to purchase capital stock of Electronika.

Section III.4     Financial Condition.

Section III.4.1     Assets and Liabilities at
Closing. On the Closing Date, the assets of Electronika will include at least $400,000 of cash, cash equivalents, accounts receivable, notes receivable, inventory, work in process, prepaids, machinery, equipment and deposits, net of all liabilities of any kind whatsoever.

Section III.4.2     Electronika Financial Statements.
Electronika has heretofore delivered to Parent (a) its unaudited balance sheet as at fiscal year-end in each of the years 1996 and 1997 together with statements of income for each of the years then ended and (b) its unaudited balance sheet as at June 30, 1998 (the Electronika Balance Sheet Date), and unaudited statements of income for the quarterly period then ended (collectively, the Electronika
Financial Statements). The balance sheets included in the Electronika Financial Statements are true, complete and accurate in all material respects and fairly present the assets, liabilities and financial condition of Electronika as at the respective dates thereof, and the statements of income included in the Electronika Financial Statements are true, complete and accurate in all material respects and fairly present the results of operations for the periods referred to therein. Each of the Electronika
Financial Statements (a) has been prepared from, is in accordance with and accurately reflects in all material respects the books and records of Electronika and (b) has been prepared in accordance with generally accepted accounting principals (except as may be indicated in the notes thereto) consistently applied throughout the periods involved.
Except as set forth in Schedule 3.4.2 of the Electronika Disclosure Letter, since June 30, 1998:

(a65535     There has at no time been a material
adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Electronika.

(b65535     Electronika has not authorized, declared,
paid, or effected any liquidating distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Electronika.

(c65535     The operations and business of
Electronika have been conducted in all respects only in the ordinary course.

(d65535     There has been no accepted purchase order
or quotation, arrangement, or understanding for future sale of the products or services of Electronika other than in the ordinary course of business.

(e65535     Electronika has not suffered an
extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

There is no fact known to Electronika which materially adversely affects or in the future (as far as the Electronika Stockholders can foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Electronika, other than economic matters of general applicability.

Section III.6     Taxes.  Electronika has filed all
income, franchise and other tax returns required to be filed by it on and before the date hereof. All taxes imposed by the United States, the State of California or by any other state, municipality, subdivision, or other taxing authority, which are due and payable by Electronika have been paid in full or are adequately provided for by reserves reflected on the latest balance sheet included in the Electronika
Financial Statements. All contributions due from Electronika pursuant to any unemployment insurance or workers compensation laws and all sales or use taxes which are due or payable by Electronika have been paid in full. Electronika has withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of its employees under state law and the applicable provisions of the Internal Revenue Code of 1986, as amended (the Code). Electronika has furnished to Parent true and complete copies of the federal income tax returns and comparable state tax returns of Electronika covering the years ended
December 31, 1996 and 1997, constituting complete and accurate representations in all material respects of the tax liabilities of Electronika for the relevant periods stated therein and accurately setting forth all relevant material items, including the tax bases of all assets, where required to be set forth in such tax returns.

Section III.6     Undisclosed Liabilities.   Except
as disclosed in Schedule 3.6 of the Electronika
Disclosure Letter and except for liabilities and obligations reflected on the latest balance sheet included in the Electronika Financial Statements or arising in the ordinary course of business since the date of such balance sheet, none of which latter items, individually or in the aggregate, have a Material Adverse Effect: (a) Electronika is not, and none of its properties are, subject to any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and
(b) Electronika is not, and none of its properties are, subject to any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles.

Section III.7.     Litigation and Claims.   There is
no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or, to the best knowledge of Electronika, threatened, or any basis therefor known to Electronika, with respect to Electronika or any of its businesses, properties, or assets. Electronika is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree such as would cause a Material Adverse Effect;
nor is Electronika required to take any action in order to avoid such violation or default.

Section III.8.     Properties.   Electronika
represents and warrants as to its properties as follows:

(a65535     All accounts and notes receivable
reflected in the Electronika Financial Statements, or arising since the Electronika Balance Sheet Date, have been collected, or, to the best knowledge of Electronika, are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, reduction, return of goods, counterclaim, offset, or set off on the part of the obligor, net, in the aggregate, of the applicable reserve reflected on the Electronika
Balance Sheet.

(b65535     All inventory of raw materials and work
in process of Electronika included in the Electronika
Balance Sheet or acquired since the Electronika
Balance Sheet Date is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of Electronika.
In no event do such inventories represent more than a six-month supply measured by the volume of sales or use for the year ended December 31, 1997. All inventory is usable and salable in the normal course of business.

(c65535     Attached as Schedule 3.8(c) to the
Electronika Disclosure Letter hereto is a true and complete list of all real and other properties and assets owned by Electronika or leased or licensed by Electronika from or to a third party (including inventory but not including Intangible Assets, as defined in Section 3.14 hereof), including with respect to such properties and assets owned by Electronika a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and with respect to such properties and assets leased or licensed by Electronika, a description of such lease or license. All such real and other properties and assets (including Intangibles) owned by Electronika are reflected on the Electronika Balance Sheet
(except for acquisitions subsequent to the Electronika Balance Sheet Date and prior to the Effective Time which are either noted on Schedule 3.8 or were approved in writing by Parent) and are owned by Electronika free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances other than (a) liens, mortgages, security interests, pledges, charges or encumbrances disclosed in the Electronika Financial Statements or
Schedule 3.8(c) of the Electronika Disclosure Letter,
(b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Electronika Financial
Statements, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current taxes not delinquent, for which adequate reserves or other appropriate provisions have been made in the Electronika Financial Statements. All real and other tangible properties and assets owned, leased, or licensed by Electronika are in good and usable condition (reasonable wear and tear, taking into account the respective ages of the assets involved, which is not such as to affect adversely the operation of the business of Electronika, excepted).

(d65535     No real property owned, leased, or
licensed by Electronika lies in an area which is, or to the knowledge of Electronika will be, subject to zoning, use, or building code restrictions which would prohibit, and to the best knowledge of Electronika, no state of facts relating to the actions or inaction of another person or entity or its ownership, leasing, licensing, or use of any real or personal property exists which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which Electronika is now engaged or the business which it now contemplates engaging.

(e65535     The assets set forth on Schedule 3.8(c)
of the Electronika Disclosure Letter constitute all such properties and assets which are necessary for the operation of the business of Electronika in accordance with its current methods of operation in all material respects.

Section III.9.  Contracts and Other Instruments.
Schedule 3.9 of the Electronika Disclosure Letter
includes a listing of all oral or written (a)
contracts, commitments, sales orders or purchase
orders, whether or not entered into in the ordinary
course of business, which involve future payments,
performance of services or delivery of goods and/or
materials, to or by Electronika of an amount or value
in excess of $50,000; (b) bonus, incentive
compensation, pension, profit sharing, stock option,
group insurance, medical reimbursement or employee
welfare or benefit plans of any nature whatsoever;
(c) collective bargaining agreements or other
contracts or commitments to or with labor unions or
other employee groups; (d) leases, contracts or
commitments affecting ownership of, title to, use of
or any material interest in real estate; (e)
employment contracts  or other contracts, agreements,
or commitments to or with individual employees,
consultants or agents of Electronika that (i) extend
for a period of more than six months from the date
hereof, (ii) provide for earlier termination upon
payment of a penalty or the equivalent thereof or
(iii) involve consideration having a value in excess
of $50,000; (f) equipment leases providing (in any
one lease or group of related leases) for payments in
excess of $25,000 per year; (g) contracts under which
the performance of any obligation of Electronika is
guaranteed by any of the Electronika Stockholders or
any third party, including performance bonding
arrangements; (h) contracts or commitments providing
for payments based in any manner upon the revenues,
purchases or profits of Electronika; (i) bank credit,
factoring and loan agreements, indentures, promissory
notes and other documents representing indebtedness
for borrowed money; (j) patent licensing agreements
and all other agreements with respect to patents,
patent applications, trademarks, service marks, trade
names, technical assistance, special processes, know-
how, copyright or other like items; (k) other
contracts and agreements to which Electronika is a
party and which have not been fully performed,
involving consideration having a value in excess of
$50,000 or a remaining period for performance in
excess of nine months; (l) any non-competition
agreements or indemnification agreements to which
Electronika is a party; and (m) any other contract,
agreement, commitment or understanding that is
material to the financial condition, results of
operations, business or prospects of Electronika.
The items described in this Section 3.9 are referred
to herein collectively as the      Electronika
Material Contracts     .  Electronika has furnished
to Parent true and complete copies of the Electronika
Material Contracts.

Section III.10     Validity of Electronika Material
Contracts. All of the Electronika Material Contracts are valid and binding obligations of Electronika and, to the best knowledge of Electronika, the other parties thereto, in accordance with their respective terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law (the Bankruptcy Exception); there have been no amendments or modifications to any of the Electronika Material Contracts (except as set forth in the copies furnished to Parent); no event has occurred which is, or, following any grace period or required notice, would become a material default by Electronika under the terms of any of the Electronika Material Contracts; except to the extent specifically reserved for on the latest balance sheet included in the Electronika Financial Statements, Electronika is not a party to any Electronika
Material Contract for which Electronika or the Electronika Stockholders anticipate expenses materially in excess of revenues or which is otherwise materially adverse; and Electronika has not expressly waived any material rights under any Electronika Material Contract.


Section III.11     Charter Instruments.
  Electronika has furnished to Parent complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. Electronika has heretofore made available to Parent for its examination copies of the minute books, stock certificate books and corporate seal of Electronika.
Said minute books are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of Electronika. The stock certificate books reflect all issuances, transfers and cancellations of capital stock of Electronika.

Section III.12     Related Party Transactions.
Schedule 3.12 of the Electronika Disclosure Letter contains a description of any transaction, during the last two years, or proposed transaction, to which Electronika was or is to be a party in which any of the following persons had or is to have a direct or indirect material interest: (1) any director or officer of Electronika; (2) any Electronika
Stockholder; and (3) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons (in each case, a Related Party). Such description shall include the name of the person, the relationship to Electronika, the nature of the persons interest in the transaction and, the amount of such interest;
provided, however, that no disclosure is required if the amount involved in the transaction or a series of similar transactions does not exceed $60,000.

Section III.13.     Employee Benefit Plans.   As used
in this Section 3.13, the term Benefit Plan means any
plan, program, arrangement, practice or contract
which provides benefits or compensation to or on
behalf of employees or former employees of
Electronika or any      ERISA Affiliate      (as
hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

Section III.13.1     Arrangements.  Any bonus,
incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other compensation plan, rabbi trust, program, contract, arrangement or practice.

Section III.13.2     ERISA Plans.  Any employee
benefit plan (as defined in Section 3(3) of ERISA),
including, but not limited to, any      multi-
employer plan      (as defined in Section 3(37) and
Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

Section III.13.3     Other Employee Fringe Benefits.
Any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

Section III.13.4     ERISA Affiliate.  For purposes
of this Section 3.13, the term      ERISA Affiliate
means each trade or business (whether or not incorporated) which together with Electronika is treated as single employer under Section 414(b), (c),
(m) or (o) of the Code.

Section III.13.5     Identification of Benefit Plans.
Except as set forth in Section 3.13 of the Electronika Disclosure Letter, neither Electronika nor any ERISA Affiliate maintains, has not at any time established or maintained, and has not at any time been obligated to make contributions to or under or otherwise participate in any Benefit Plan.

Section III.13.6     MEPPA Liability/Post-Retirement
Medical Benefits/ Defined Benefit Plans/Supplemental
Retirement Plans.  Neither Electronika nor any ERISA
Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under any multi-employer plan. Neither Electronika nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under (i) any plan which provides post-retirement medical or health benefits, (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of Section 415 of the Code.

Section III.13.7     Liabilities.  The execution and
performance of the transactions contemplated by this
Agreement will not create, accelerate or increase any
obligation to make any payment which, as an
excess parachute payment      under Section 280G of
the Code, would not be deductible.

Section III.14     Patents, Trademarks, Et Cetera.
Schedule 3.14 of the Electronika Disclosure Letter includes a list of all material patents, patent applications, trade names, trademark registrations and applications therefor, copyrights, licenses, franchises and other assets of like kind (Intangible
Assets) and all interests in Intangible Assets which are owned in whole or in part by or registered in the name of Electronika. Electronika owns or has the right to use all Intangible Assets now used in the conduct of its business. Such Intangible Assets include all of the proprietary products and formulations developed by Electronika or used by it in its business. Electronika is not obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets.
Electronika has not received any claim alleging any conflict between any aspect of the business of Electronika and any Intangible Assets claimed to be owned by others which, if determined adversely to Electronika, would have a Material Adverse Effect.
None of the Electronika Stockholders or any Related
Party has any interest in any Intangible Assets which are presently used by Electronika or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by Electronika. To the best knowledge of Electronika, there is no infringement by others of any Intangible
Assets of Electronika.

Section III.15     Questionable Payments.  Neither
Electronika, nor, to the best knowledge of Electronika, any director, officer, agent, employee, or other person associated with or acting on behalf of Electronika nor any stockholder of Electronika has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, payoff, influence payment, kickback, or other unlawful payment of any kind.


Section III.16     Authority to Merge.  Electronika
has full corporate power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Electronika (including stockholder actions) have been duly taken to authorize the execution, delivery, and performance of this Agreement (including without limitation the consummation of the Merger) by Electronika. This
Agreement (i) has been duly authorized, executed, and delivered by Electronika, (ii) constitutes the legal, valid, and binding obligation of Electronika, and
(iii) is enforceable as to it in accordance with its terms, subject to the Bankruptcy Exception. Except for the filing of the Articles of Merger with the Missouri and California Secretaries of State, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Electronika for the execution, delivery, or performance of this Agreement by Electronika. No consent of any party to any Electronika Material Contract is required for the execution, delivery, or performance of this Agreement; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to any material rights or privileges that such party was not receiving or entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Electronika that it was not paying or obligated to pay immediately before this Agreement was executed under, any term of any Electronika Material Contract, or violate or result in a breach of any term of the articles of incorporation (or other charter document) or bylaws of Electronika, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Electronika, or to which any of its businesses, properties, or assets are subject. Neither Electronika nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions contemplated by this Agreement.

Section III.17     Year 2000 Compliance.  To the best
knowledge of Electronika, each item of hardware,
software and firmware owned or used by Electronika (
Electronika Information Technology     ) is able to
accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries and the years 1999 and 2000 and make leap year calculations independently and to the extent that other information technology, used in combination with the Electronika Information
Technology, properly exchanges date/time data with it. If certain items of the Electronika Information
Technology are required to perform as a system, then this warranty shall apply to those items of Electronika Information Technology as a system.

Section III.18     Assets of Magnetika/East; Name
Change.  Prior to the Closing Date, Electronika shall
have acquired the business and assets of
Magnetika/East.  The  business and assets to be
acquired are set forth in Schedule 3.18 of the
Electronika Disclosure Letter.  Electronika shall own
such business and assets free and clear of any liens
or encumbrances.  Prior to the date hereof,
Electronika changed its corporate name from
Caloyeras, Inc.      to      Electronika, Inc.
Electronika possesses all of the rights, privileges, powers and preferences, and is subject to all of the obligations, restrictions, disabilities and duties, of the former Caloyeras, Inc.

Section III.19     Environmental Matters.

(a65535     For purposes of this Agreement, the
following terms shall have the following meanings:

(i)          Environmental Claims      means any and
all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law or Environmental Permit, including, without limitation,
(A) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to the environment.

(ii)          Environmental Laws      means any
federal, state, or local statute, law, rule,
regulation, ordinance, code or rule of common law in
effect as of the date hereof, and any judicial or
administrative interpretation thereof, including any
judicial or administrative order, consent decree or
judgment, relating to human health and the
environment or Hazardous Substances, including,
without limitation, the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as
amended by the Superfund Amendments and
Reauthorization Act of 1986, 42 U.S.C.  9601, et
seq.; the Emergency Planning and Community Right-to-
Know Act, 42 U.S.C.  11001, et seq.; The Resource
Conservation and Recovery Act, 42  U.S.C.   6901 et
seq.; the Federal Water Pollution Control Act, 33
U.S.C.   1251 et seq.; the Clean Air Act, as amended,
42 U.S.C.   7401, et seq.; the Federal Insecticide,
Fungicide and Rodenticide Act, 7 U.S.C.   136, et
seq.; the Safe Drinking Water Act, 42 U.S.C.   300f,
et seq.; the Toxic Substances Control Act, 15 U.S.C.
2601, et seq.; the Oil Pollution Act of 1990, 33
U.S.C.   1001, et seq.; the Hazardous Materials
Transportation Act, as amended, 49 U.S.C.   1801, et
seq.; the Occupational Safety and Health Act, as
amended, 29 U.S.C.   651, et seq.; or the Federal
Food, Drug and Cosmetic Act, as amended, 21 U.S.C.
301, et seq., or any environmental transfer laws which regulate the transfer of property and the corresponding state laws, regulations and local ordinances, etc., which may be applicable, as any such acts have been or may be amended.

(iii) Environmental Permits means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable
Environmental Law.(iv)Hazardous Substances means (A) any chemicals, materials or substances defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, hazardous air pollutants, pollutants, contaminants, toxic chemicals, petroleum or petroleum products, toxics, hazardous chemicals, extremely hazardous substances, pesticides or related materials, as presently defined in any applicable Environmental Law; (B) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon; and (C) any other chemical, material or substance, the presence of which requires investigation or remediation under any Environmental
Law.

(b65535     With respect to real property owned or
leased by Electronika, to the best knowledge of
Electronika: (i) Electronika has not violated nor is in violation in any respect of any applicable
Environmental Law; (ii) Electronika has all
Environmental Permits and is in material compliance with their requirements; (iii) such real property
(including, without limitation, soils and surface, ground waters and buildings) is not contaminated with any Hazardous Substances requiring remediation under applicable Environmental Laws; (iv) Electronika has not received written notice of any past, pending or threatened Environmental Claims or circumstances that could reasonably be anticipated to form the basis thereof against Electronika; (v) such real property is not listed on CERCLIS, the NPL, or any similar state or local listing nor is it included in an area included in such a list, and Electronika has not received written notice that such a listing is pending or contemplated.

Section III.20     Completeness of Disclosure.  No
representation or warranty by Electronika or the Electronika Stockholders in this Agreement contains or at the Effective Time will contain an untrue statement of material fact or omits or at the Effective Time will omit to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

                    ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF
               PARENT AND ACQUISITION

Parent and MergerSub shall deliver to Electronika and the Electronika Stockholders, within 30 days of the execution hereof, a disclosure letter (the Parent
Disclosure Letter). Except as specifically set forth in the Parent Disclosure Letter, Parent and MergerSub hereby represent and warrant to Electronika and the Electronika Stockholders, as follows:

Section  IV.1     Subsidiaries.  Parent owns all of
the outstanding shares of capital stock of MergerSub, Torotel Products, Inc., a Missouri corporation, and
OPT Industries, Inc., a New Jersey corporation (each, a Parent Subsidiary). Other than as described in the immediately preceding sentence, neither Parent nor any Parent Subsidiary (i) has any subsidiaries or
(ii) has any material debt (other than trade accounts receivable) or equity interest, or right or option to acquire any debt or equity interest, in any Person.

Section  IV.2     Organization and Qualification.
Each of Parent and the Parent Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging, except where the failure to have obtained any of the foregoing would not have a Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
Schedule 4.2 of the Parent Disclosure Letter includes a list of the jurisdictions in which Parent and/or the Parent Subsidiaries is qualified to do business.

Section  IV.3     Capitalization.   As of the date
hereof, the authorized capital stock of Parent consists of 6,000,000 shares of Parent Common Stock, of which 2,811,590 shares are issued and outstanding
(as of November 1, 1998). The authorized capital stock of MergerSub consists of 1,000 shares of common stock, all of which are owned by Parent, free and clear of any liens, security interests, pledges, charges and encumbrances. All such outstanding shares of Parent Common Stock and MergerSub common stock were validly authorized and issued, and are fully paid and nonassessable, and have not been issued and are not owned or held in violation of any preemptive right of stockholders. Other than as contemplated hereby and except as set forth on
Schedule 4.3 of the Parent Disclosure Letter, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Parent or any Parent Subsidiary or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Parent or any Parent Subsidiary. There are no preemptive or similar rights to subscribe for or to purchase capital stock of Parent or any Parent
Subsidiary.


Section  IV.4     Financial Condition.  Parent has
heretofore delivered to Electronika (a) its Form 10-
KSB for the fiscal year ended April 30, 1998 (the
Form 10-KSB), as filed with the Securities and Exchange Commission (the SEC) and (b) its Form 10-QSB for the fiscal quarter ended July 31, 1998 (the Form
10-QSB), as filed with the SEC. The Form 10-KSB and the Form 10-QSB, together with all reports, forms and other documents filed by Parent with the SEC are referred to herein, collectively as the Parent SEC
Documents.  As of their respective dates, the Parent
SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the Securities Act) or the Securities
Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. The Parent
SEC Documents, in the aggregate, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents: (i) are true and complete as of the respective dates thereof;
(ii) fairly and accurately present the consolidated financial condition of Parent as of the respective dates thereof, and the consolidated results of the operations of Parent for the respective periods covered thereby; (iii) disclose all liabilities required to be disclosed therein; and (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis
(except as may be indicated therein or in the notes thereto) and except as the application may be modified in accordance with generally accepted accounting principles for interim reporting. Except as set forth in Schedule 4.4 of the Parent Disclosure
Letter, since July 31, 1998:

(a65535     There has at no time been a Material
Adverse change in the financial condition, results of operations, business, properties, assets, liabilities or future prospects of Parent or any Parent
Subsidiary.

(b65535     Neither Parent nor any Parent Subsidiary
has authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Parent or any Parent Subsidiary.

(c65535     The operations and business of Parent and
all Parent Subsidiaries have been conducted in all respects only in the ordinary course.

(d65535     There has been no accepted purchase order
or quotation, arrangement or understanding for future sale of the products or services of Parent or any Parent Subsidiary, other than in the ordinary course of business.

(e65535     Neither Parent nor any Parent Subsidiary
has suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

Other than as disclosed in Parent SEC Documents, there is no fact known to Parent or any Parent
Subsidiary which materially adversely affects or in the future (as far as Parent or any Parent Subsidiary can foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Parent or any Parent Subsidiary, other than economic matters of general applicability.


Section IV.5     Taxes.  Parent and each Parent
Subsidiary has filed all income, franchise and other tax returns required to be filed by it on and before the date hereof. All taxes imposed by the United
States, the State of Missouri or by any other state, municipality, subdivision, or other taxing authority, which are due and payable by Parent or any Parent
Subsidiary have been paid in full or are adequately provided for by reserves reflected on the latest balance sheet included in the Parent SEC Documents.
All contributions due from Parent or any Parent
Subsidiary pursuant to any unemployment insurance or workers compensation laws and all sales or use taxes which are due or payable by Parent or any Parent
Subsidiary have been paid in full. Parent and each Parent Subsidiary has withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of its employees under state law and the applicable provisions of the Code. Parent has furnished to Electronika true and complete copies of the federal income tax returns and comparable state tax returns of Parent covering the years ended
December 31, 1996 and 1997, constituting complete and accurate representations in all material respects of the tax liabilities of Parent for the relevant periods stated therein and accurately setting forth all relevant material items, including the tax bases of all assets, where required to be set forth in such tax returns.

Section IV. 6     Undisclosed Liabilities.  Except as
disclosed in the Schedule 4.6 of the Parent
Disclosure Letter or in Parent SEC Documents and except for liabilities and obligations arising in the ordinary course of business since July 31, 1998, none of which latter items, individually or in the aggregate, have a Material Adverse Effect: (a) neither Parent nor any Parent Subsidiary is, and none of their properties are, subject to any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and
(b) neither Parent nor any Parent Subsidiary is, and none of their properties are, subject to any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles.

Section IV.7     Litigation and Claims.  Other than
as disclosed in the Parent SEC Documents or as set forth in Schedule 4.7 of the Parent Disclosure
Letter, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or, to the best knowledge of Parent, threatened, or any basis therefor known to Parent or any Parent Subsidiary, with respect to Parent or any Parent Subsidiary or any of their respective businesses, properties, or assets. Neither Parent nor any Parent Subsidiary is in violation of, or in default with respect to, any law, regulation, order, judgment, or decree; nor is Parent or any Parent Subsidiary required to take any action in order to avoid such violation or default.

Section IV.8     Properties.  Each of Parent and
MergerSub represents and warrants as to its properties as follows:

(a65535     All accounts and notes receivable
reflected on the balance sheet included in the Parent
Form 10-QSB (the      Parent Balance Sheet     ), or
arising since the date of the Parent Balance Sheet
(the      Parent Balance Sheet Date     ), have been
collected, or, to the best knowledge of Parent, are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, net, in the aggregate, of the applicable reserve reflected in the Parent Balance Sheet.

(b65535     All inventory of raw materials and work
in process of Parent and each Parent Subsidiary included in the Parent Balance Sheet or acquired since the Parent Balance Sheet Date is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of Parent or any Parent Subsidiary, as the case may be. In no event do such inventories represent more than a six-month supply measured by the volume of sales or use for the year ended April 30, 1998.
All inventory is usable and saleable in the normal course of business.


(c65535     Attached as Schedule 4.8 to the Parent
Disclosure Letter is a true and complete list of all real and other properties and assets owned by Parent and each Parent Subsidiary or leased or licensed by Parent or any Parent Subsidiary from or to a third party (including inventory but not including
Intangibles), including with respect to such properties and assets owned by Parent or by any Parent Subsidiary a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and with respect to such properties and assets leased or licensed by Parent or by any Parent Subsidiary from or to a third party, a description of such lease or license. All such real and other properties and assets (including Intangibles) owned by Parent or any Parent Subsidiary are reflected on the Parent Balance
Sheet (except for acquisitions subsequent to the Parent Balance Sheet Date and prior to the Effective
Time which are either noted in Schedule 4.8 hereto or were approved in writing by Electronika) and are owned by Parent or any Parent Subsidiary free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances other than (a) liens, mortgages, security interests, pledges, charges or encumbrances disclosed in the Parent SEC
Documents or Schedule 4.8, (b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Parent SEC Documents, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current taxes not delinquent, for which adequate reserves or other appropriate provisions have been made in the Parent SEC
Documents. All real and other tangible properties and assets owned, leased, or licensed by Parent or any Parent Subsidiary are in good and usable condition (reasonable wear and tear, taking into account the respective ages of the assets involved, which is not such as to affect adversely the operation of the business of Parent or of such Parent
Subsidiary, excepted).

(d) No real property owned, leased, or licensed by Parent or by any Parent Subsidiary lies in an area which is, or to the knowledge of Parent or any Parent
Subsidiary will be, subject to zoning, use, or building code restrictions which would prohibit, and to the best knowledge of Parent, no state of facts relating to the actions or inaction of another person or entity or its ownership, leasing, licensing or use of any real or personal property exists which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which Parent or any Parent Subsidiary is now engaged or the business in which it now contemplates engaging.

(e) The assets set forth on Schedule 4.8 of the Parent Disclosure Letter constitute all such properties and assets which are necessary for the operation of the business of Parent and each Parent
Subsidiary in accordance with their current methods of operation in all material respects.


Section IV.9     Contracts and Other Instruments.
Schedule 4.9 of the Parent Disclosure Letter includes a listing of all oral or written (a) contracts, commitments, sales orders or purchase orders, whether or not entered into in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by Parent or any Parent Subsidiary of an amount or value in excess of $50,000; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever;
(c) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (d) leases, contracts or commitments affecting ownership of, title to, use of or any material interest in real estate; (e) employment contracts or other contracts, agreements, or commitments to or with individual employees, consultants or agents of Parent or any Parent
Subsidiary that (i) extend for a period of more than six months from the date hereof, (ii) provide for earlier termination upon payment of a penalty or the equivalent thereof or (iii) involve consideration having a value in excess of $50,000; (f) equipment leases providing (in any one lease or group of related leases) for payments in excess of $25,000 per year; (g) contracts under which the performance of any obligation of Parent or any Parent Subsidiary is guaranteed by any of the Parent Subsidiaries or Parent, as applicable, or any third party, including performance bonding arrangements; (h) contracts or commitments providing for payments based in any manner upon the revenues, purchases or profits of Parent or any Parent Subsidiary; (i) bank credit, factoring and loan agreements, indentures, promissory notes and other documents representing indebtedness for borrowed money; (j) patent licensing agreements and all other agreements with respect to patents, patent applications, trademarks, service marks, trade names, technical assistance, special processes, know-how, copyright or other like items; (k) other contracts and agreements to which Parent or any Parent Subsidiary is a party and which have not been fully performed, involving consideration having a value in excess of $50,000 or a remaining period for performance in excess of nine months; (l) any non-competition agreements or indemnification agreements to which Parent or any Parent Subsidiary is a party;
and (m) any other contract, agreement, commitment or understanding that is material to the financial condition, results of operations, business or prospects of Parent or any Parent Subsidiary. The items described in this Section 4.9 are referred to herein collectively as the Parent Material Contracts.
Parent has furnished to Electronika true and complete copies of the Parent Material Contracts.

Section IV.10     Validity of Parent Material
Contracts. All of the Parent Material Contracts are valid and binding obligations of Parent or the Parent
Subsidiary party thereto and, to the best knowledge of Parent, the other parties thereto, in accordance with their respective terms, subject to the Bankruptcy Exception; there have been no amendments or modifications to any of the Parent Material
Contracts (except as set forth in the copies furnished to Electronika); no event has occurred which is, or, following any grace period or required notice, would become a material default by Parent or any Parent Subsidiary under the terms of any of the Parent Material Contracts; except to the extent specifically reserved for on the latest balance sheet included in the Parent SEC Documents, neither Parent nor any Parent Subsidiary is a party to any Parent
Material Contract for which Parent anticipates expenses materially in excess of revenues or which is otherwise materially adverse; and neither Parent nor any Parent Subsidiary has expressly waived any material rights under any Parent Material Contract.

Section VI.11     Charter Instruments.  Parent and
each Parent Subsidiary have furnished to Electronika complete and correct copies of their respective
Articles of Incorporation and Bylaws as in effect on the date hereof. Parent and each Parent Subsidiary have heretofore made available to Electronika for its examination copies of their respective minute books, which are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of Parent and each Parent
Subsidiary.

Section VI.12     Employee Benefit Plans.  As used in
this Section 4.12, the term Benefit Plan means any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees or former employees of Parent, any Parent Subsidiary or any ERISA Affiliate (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

Section 4.12.1  Arrangements.  Any bonus, incentive
compensation, stock option, deferred compensation, commission, severance, golden parachute or other compensation plan, rabbi trust, program, contract, arrangement or practice.

Section 4.12.2  ERISA Plans.  Any employee benefit
plan (as defined in Section 3(3) of ERISA), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section
4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

Section 4.12.3  Other Employee Fringe Benefits.  Any
stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.


Section 4.12.4  ERISA Affiliate.  For purposes of
this Section 4.12, the term ERISA Affiliate means each trade or business (whether or not incorporated) which together with Parent or any Parent Subsidiary is treated as single employer under Section
414(b), (c), (m) or (o) of the Code.

Section 4.12.5  Identification of Benefit Plans.
Except as set forth in Schedule 4.12 of the Parent
Disclosure Letter, neither Parent, any Parent
Subsidiary nor any ERISA Affiliate maintains, has not at any time established or maintained, and has not at any time been obligated to make contributions to or under or otherwise participate in, any Benefit Plan.

Section 4.12.6  MEPPA Liability/Post-Retirement
Medical Benefits/Defined Benefit Plans/Supplemental
Retirement Plans.  Neither Parent, any Parent
Subsidiary nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under any multi-employer plan. Neither Parent, any Parent
Subsidiary nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under
(i) any plan which provides post-retirement medical or health benefits, (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code,
(iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of
Section 415 of the Code.

Section 4.12.7  Liabilities.  The execution and
performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligation to make any payment which, as an excess parachute payment under Section 280G of the Code, would not be deductible.

Section VI.13     Patents, Trademarks, Et Cetera.
Schedule 4.13 of the Parent Disclosure Letter includes a list of all of Parents Intangible Assets and all interests in Intangible Assets which are owned in whole or in part by or registered in the name of Parent or any Parent Subsidiary. Parent and each Parent Subsidiary owns or has the right to use all Intangible Assets now used in the conduct of its business. Such Intangible Assets include all of the proprietary products and formulations developed by Parent or any Parent Subsidiary or used by it in its business. Neither Parent nor any Parent Subsidiary is obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets. Neither Parent nor any Parent
Subsidiary has received any claim alleging any conflict between any aspect of the business of Parent or any Parent Subsidiary and any Intangible Assets claimed to be owned by others which, if determined adversely to Parent or any Parent Subsidiary, would have a Material Adverse Effect. No stockholder or affiliate of Parent has any interest in any Intangible Assets which are presently used by Parent or any Parent Subsidiary or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by Parent or any Parent Subsidiary. To the best knowledge of Parent, there is no infringement by others of any Intangible Assets of Parent.

Section IV.14     Questionable Payments  Neither
Parent, any Parent Subsidiary nor, to the best knowledge of Parent, any director, officer, agent, employee, or other person associated with or acting on behalf of Parent or any Parent Subsidiary has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, payoff, influence payment, kickback, or other unlawful payment of any kind.


Section IV.15     Authority to Merge.  Parent and
MergerSub each has full corporate power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Parent and MergerSub have been duly taken to authorize the execution, delivery, and performance of this Agreement by Parent and MergerSub (including without limitation the consummation of the Merger), other than the approval of the holders of Parent Common
Stock. This Agreement (i) has been duly authorized, executed, and delivered by Parent and MergerSub, (ii) constitutes the legal, valid, and binding obligation of Parent and MergerSub, and (iii) is enforceable as to them in accordance with its terms, subject to the Bankruptcy Exception. Except for the filing of the Articles of Merger with the Missouri and California
Secretaries of State, and except as set forth in
Section 7.8, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Parent or MergerSub for the execution, delivery, or performance of this Agreement by Parent or MergerSub. No consent of any party to any Parent Material Contract is required for the execution, delivery, or performance of this Agreement (except for such consents disclosed on Schedule 4.15 of the Parent Disclosure Letter); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in such Schedule 4.15 are obtained prior to the Effective Time) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to any material rights or privileges that such party was not receiving or entitled to receive before this Agreement was executed under, or create any obligation on the part of Parent or any Parent
Subsidiary that it was not paying or obligated to pay immediately before this Agreement was executed under, any Parent Material Contract or violate or result in a breach of any term of the articles of incorporation
(or other charter document), or the bylaws of Parent or any Parent Subsidiary, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Parent or any Parent Subsidiary or to which any of their respective businesses, properties, or assets are subject. Neither Parent, any Parent Subsidiary, nor any of their respective officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions contemplated by this Agreement.

Section IV.16     Environmental Matters.   With
respect to real property owned or leased by Parent or any Parent Subsidiary, to the best knowledge of
Parent: (i) neither Parent nor any Parent Subsidiary has violated nor is in violation in any respect of any applicable Environmental Law; (ii) Parent and each Parent Subsidiary has all Environmental Permits and is in material compliance with their requirements; (iii) such real property (including, without limitation, soils and surface, ground waters and buildings) is not contaminated with any Hazardous
Substances requiring remediation under applicable
Environmental Laws; (iv) neither Parent nor any
Parent Subsidiary has received written notice of any past, pending or threatened Environmental Claims or circumstances that could reasonably be anticipated to form the basis thereof against Parent or any Parent
Subsidiary; (v) such real property is not listed on CERCLIS, the NPL, or any similar state or local listing nor is it included in an area included in such a list, and neither Parent nor any Parent
Subsidiary has received written notice that such a listing is pending or contemplated.

Section IV.17     Related Party Transactions.
Schedule 4.17 of the Parent Disclosure Letter
contains a description of any transaction, during the
last two years, or proposed transaction, to which
Parent or any Parent Subsidiary was or is to be a
party in which any of the following persons had or is
to have a direct or indirect material interest: (1)
any director or officer of Parent; (2) any nominee
for election as a director of Parent; (3) any holder
of more than 5% of Parents Common Stock; and (4) any
member of the immediate family (including spouse,
parents, children, siblings and in-laws) of any of
the foregoing persons (a      Related Party     ).
Such description shall include the name of the person, the relationship to Parent, the nature of the persons interest in the transaction and, the amount of such interest; provided, however, that no disclosure is required if the amount involved in the transaction or a series of similar transactions does not exceed $60,000.

Section IV.18     Year 2000 Compliance.  To the best
knowledge of Parent, each item of hardware, software and firmware owned or used by Parent or any Parent
Subsidiary (Parent Information Technology) is able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and make leap year calculations independently and to the extent that other information technology, used in combination with the Parent Information Technology, properly exchanges date/time data with it. If certain items of Parent Information Technology are required to perform as a system, then this warranty shall apply to those items of Parent Information
Technology as a system.

Section IV.19     Interim Operations of MergerSub.
MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section IV.20     Completeness of Disclosure.  No
representation or warranty by Parent or MergerSub in this Agreement contains or will contain an untrue statement of material fact or omits or at the Effective Time will omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                     ARTICLE V
            COVENANTS OF ELECTRONIKA

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Electronika and the Electronika Stockholders agree as follows:

Section  V.1     Articles of Incorporation and
Bylaws. No amendment will be made in the articles of incorporation or bylaws of Electronika.

Section  V.2     Shares and Options.  No shares of
capital stock of Electronika, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares, shall be issued or sold by Electronika, otherwise than as may be required by this Agreement or the transactions contemplated hereby.

Section  V.3     Dividends and Purchases of Stock.
No liquidation or stock split shall be authorized, declared, paid, or effected by Electronika in respect of the outstanding shares of Electronika common stock. No direct or indirect redemption, purchase, or other acquisition shall be made by Electronika of shares of Electronika common stock, except as may be otherwise required by this Agreement or the transactions contemplated hereby.

Section  V.4     Borrowing of Money.  Electronika
shall not borrow money, guarantee the borrowing of money, or engage in any material transaction or enter into any material agreement therefor, except for the borrowing of money under Electronikas loan agreements and lines of credit, or in the ordinary course of business or as disclosed in or contemplated by this Agreement or the transactions contemplated hereby.

Section  V.5     Access.  Subject to the provisions
of Section 5.7 regarding confidentiality, Electronika will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Parent free and full access to its plants, properties, books, and records, will permit them to make extracts from and copies of such books and records, and will from time to time furnish
Parent with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Electronika as Parent from time to time may reasonably request. Electronika will cause the independent certified public accountants of
Electronika to make available to Parent and its independent certified public accountants the work papers relating to the preparation, review and/or examination of any of the financial statements of Electronika.

Section  V.6     Advice of Changes.  Electronika will
immediately advise Parent in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the Effective Time) would cause a condition to any parties' obligations under this Agreement not to be fully satisfied.

Section  V.7     Confidentiality.  Electronika and
the Electronika Stockholders shall keep confidential all non-public information of Parent and MergerSub which is disclosed to Electronika; provided, however, that such information may be shared (i) with Electronika' directors, employees, partners, consultants and advisors to the extent necessary to consummate the transactions contemplated by this Agreement and (ii) to the extent Electronika is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any confidential information
(provided that in such case, Electronika shall promptly inform Parent of such event, shall cooperate, at Parents expense, with the Parent in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose confidential information to the minimum extent necessary to comply with any such court order). If the transactions contemplated by this Agreement are not consummated, (a) Electronika will not use any such non-public information to its competitive advantage unless Electronika independently acquires such information from another source, and (b) Electronika will promptly return or destroy all confidential materials provided to it by or on behalf of Parent or MergerSub. To the extent non-public information is provided to any person(s) by Electronika and such person(s) fail to keep such information confidential as required by this Section, Electronika will be deemed to be responsible for and in breach of this Section 5.7.

Section  V.8     Public Statements.   Before
Electronika releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, which is intended for or may result in public dissemination thereof, Electronika shall cooperate with Parent, shall furnish drafts of all documents or proposed oral statements to Parent for comments and shall not release any such information without the written consent of Parent. Nothing contained herein shall prevent Electronika from releasing any information if required to do so by law.

Section  V.9     Parent Stockholder Approval.
Electronika shall (i) cooperate with Parent in the preparation and filing of its Proxy Statement (as defined below) in connection with the Meeting (as defined below), (ii) promptly obtain and furnish any information relating to it and within its control required to be included in the Proxy Statement and
(iii) respond promptly to any comments or requests made by the SEC with respect to information respecting Electronika contained in the Proxy
Statement.  If at any time prior to the Effective
Time any event relating to Electronika or any of its affiliates, officers or directors should be discovered by Electronika which is required to be set forth in an amendment to the Proxy Statement, Electronika shall promptly inform Parent. In addition, Electronika shall correct any information supplied by it for use in the Proxy Statement which shall have become, or is, false, incomplete or misleading.

Section  V.10     Conduct of Business.   Except (i)
as otherwise required in connection with the transactions contemplated by this Agreement or (ii) as otherwise consented to in writing by Parent, Electronika shall, and the Electronika Stockholders shall cause Electronika to:

(a) Use its reasonable efforts to do all of the following: conduct its business diligently and only in the ordinary course, and, without making any commitment prohibited by this Agreement, preserve its business organization intact, keep available its present officers and employees and preserve its relationships with suppliers, customers and others having business relations with it;

(b) Not (i) enter into, modify or extend the term of any employment agreement with any of its officers or employees or increase the rate of compensation payable or to become payable to any of its officers or employees over the rates being paid to them at the date hereof, except for normal merit or cost of living increases, or (ii) adopt any new Benefit Plan or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to be payable under any existing Benefit Plan;

(c) Not pay any obligation or liability, fixed or contingent, other than current liabilities incurred in the ordinary course of business, or cancel, without full payment, any debts, claims or other obligations (including, without limitation, accounts receivable) owing to it;

(d)     Not make any material alteration in the
manner of keeping its books, accounts or records or in the accounting practices therein reflected except as required by law or generally accepted accounting principles;

(e) Use its reasonable efforts to perform all of its obligations under any contracts or agreements to which it is a party or by which any of its properties are bound (except those being contested in good faith) and not cancel, amend, modify, renew or extend any such contracts or agreements that are material to its business or waive any rights thereunder;

(f) Not enter into any contracts or commitments that would constitute Electronika Material Contracts, other than contracts to provide goods and services entered into in the ordinary course of business consistent with past practices;

(g) Use its reasonable efforts to maintain and keep in good order and repair, subject to ordinary wear and tear, taking into account the respective ages of the assets involved, all of its tangible assets and properties;

(h) Not sell, lease, license or otherwise dispose of any of its properties and assets (including any of its Intangible Assets);

(i) Use its reasonable efforts to both maintain in full force and effect all of the insurance policies in effect as of the date hereof and not take
(or fail to take) any action that would enable insurers under such policies to avoid liabilities pursuant to the terms of such policies for claims arising prior to the Closing Date;

(j) Not make any capital expenditures or enter into any leases for capital equipment or real estate or commitments with respect thereto, except for expenditures for ordinary repairs and maintenance and for capital expenditures not exceeding $10,000 in the aggregate;

(k)     Not accept any orders from any of its
customers under conditions relating to price, terms of payment or like matters materially different from the conditions regularly and usually specified, or place any orders for inventory, merchandise or supplies in exceptional or unusual quantities based on past operating practices;

(l) Not (i) permit any lien to attach upon any of its properties and assets, whether now owned or hereafter acquired; (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(m)     Not initiate, compromise or settle any
material litigation or arbitration proceeding;

(n)     Not change its Board of Directors; and

(o) Not enter into any other transaction or make or enter into any contract or commitment which is not in the ordinary course of business.

Section  V.11     Reasonable Efforts.   Subject to
the other provisions of this Agreement, Electronika shall, and the Electronika Stockholders shall cause
Electronika to, use its reasonable efforts: (a) to perform its obligations hereunder; (b) to take, or cause to be taken, all actions necessary, proper or advisable to obtain all approvals of governmental entities and consents of third parties required to be obtained by or on behalf of Electronika to consummate the transactions contemplated by this Agreement; and
(c) to satisfy or cause to be satisfied all of the conditions precedent to its obligations hereunder or the obligations of Parent and MergerSub hereunder to the extent that its action or inaction can control or influence the satisfaction of such conditions.

Section  V.12     Exclusive Dealing.  Unless this
Agreement has been terminated in accordance with its terms, neither Electronika, any of its officers, directors or other representatives, nor any of the Electronika Stockholders, shall, directly or indirectly, solicit or encourage inquiries or proposals from, or participate in any negotiations or discussions or enter into any agreements or understandings with, or furnish any information to, third parties with respect to the sale or other disposition of any shares of the capital stock of Electronika, any sale, transfer or other disposition of any of the business or any substantial portion of the assets of Electronika (including by way of merger) or any similar transaction.

Section  V.13     Obligation to Update Disclosure
Letter.  Electronika and the Electronika Stockholders
shall update and supplement the Electronika
Disclosure Letter, as necessary, to reflect the
changes therein during the period between the date of
this Agreement and the Closing Date (the      Updated
Electronika Disclosure Letter     ).  The Updated
Electronika Disclosure Letter shall be acceptable to Parent, in Parents reasonable discretion.







                      ARTICLE VI
           COVENANTS OF PARENT AND ACQUISITION

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as follows:

Section VI.1     Stockholder Approval.  Parent shall
hold a meeting of its stockholders, in accordance with its articles of incorporation, bylaws and the corporation laws of the State of Missouri, no later than January 31, 1999 (the Meeting). The Meeting shall be held, among other things, to consider and vote upon the approval of the issuance of the Common
Shares to the Electronika Stockholders and the amendment to the Parents Articles of Incorporation creating the Parent Preferred Stock. The board of directors of Parent shall recommend to its stockholders that such matters be adopted and approved; provided that the Board of Directors of Parent may withdraw such recommendation if (but only if) such Board of Directors, upon advice of its outside legal counsel, determines that it is reasonably likely that a failure to withdraw such recommendation would constitute a breach of its fiduciary duties under applicable law. Parent may also submit additional routine proposals to its stockholders at the Meeting, separate from the proposals on the transactions contemplated hereby, provided that Parent shall consult with Electronika as to the submission of such proposals. The approval by Parents stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

Section VI.2     Proxy Statement.  The information
(except for information supplied by Electronika for inclusion therein, as to which Parent makes no representation) in the proxy statement to be provided to the stockholders of Parent in connection with the Merger (the Proxy Statement) shall not, on the date the Proxy Statement is first mailed to stockholders of Parent, at the time of the meeting of Parent stockholders and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of Parent stockholders which has become false or misleading.
If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Proxy
Statement, Parent shall promptly inform Electronika.

Section VI.3     Articles of Incorporation and
Bylaws. No amendment will be made in the articles of incorporation or bylaws of Parent or of any Parent subsidiary unless required by this Agreement or the transactions contemplated hereby.

Section VI.4     Shares and Options.   Except as
required hereby, no shares of capital stock of Parent or any Parent subsidiary, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares, shall be issued or sold or proposed to be issued or sold by Parent or any Parent subsidiary, otherwise than as may be required upon the exercise of warrants, stock options or related stock appreciation rights now outstanding.

Section VI.5     Dividends and Purchases of Stock.
No dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Parent in respect of the outstanding shares of the Parent Common Stock. No direct or indirect redemption, purchase, or other acquisition shall be made by Parent or any Parent subsidiary of shares of the Parent Common Stock. Nothing in this
Section 6.5 shall be construed to prohibit purchases or other acquisitions of the Parent Common Stock by any Parent employee benefit plan which was or is now in effect.

Section VI.6     Borrowing of Money.   Neither Parent
nor any Parent Subsidiary shall borrow money, guarantee the borrowing of money, or engage in any material transaction or enter into any material agreement therefor, except for the borrowing of money under Parents loan agreements or lines of credit, or in the ordinary course of business or as disclosed in or contemplated by this Agreement or the transactions contemplated hereby.

Section VI.7     Access.  Subject to the provisions
of Section 6.9 regarding confidentiality, Parent and MergerSub will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Electronika free and full access to the plants, properties, books, and records of Parent and the Parent
Subsidiaries, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Electronika with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Parent and the Parent Subsidiaries as Electronika from time to time may reasonably request.
Parent will cause the independent certified public accountants of Parent and the Parent Subsidiaries to make available to Electronika and its independent certified public accountants the work papers relating to the preparation, review and/or examination of any of the financial statements of Parent and/or the Parent Subsidiaries.

Section VI.8     Advice of Changes.  Parent will
immediately advise Electronika in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by any Party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any Partys obligations under this Agreement not to be fully satisfied.

Section VI.9     Confidentiality.  Parent and the
Parent Subsidiaries shall keep confidential all non-public information of Electronika disclosed to Parent or the Parent Subsidiaries; provided, however, that such information may be shared (i) with Parents and the Parent Subsidiaries' directors, employees, partners, consultants and advisors to the extent necessary to consummate the transactions contemplated by this Agreement and (ii) to the extent Parent or the Parent Subsidiaries are required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any confidential information (provided that in such case, Parent and/or the Parent Subsidiaries shall promptly inform Electronika of such event, shall cooperate with Electronika, at Electronikas expense, in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose confidential information to the minimum extent necessary to comply with any such court order). If the transactions contemplated by this Agreement are not consummated, (a) neither Parent nor the Parent Subsidiaries will use any such non-public information to its competitive advantage unless
Parent or the Parent Subsidiaries independently acquire such information from another source, and (b)
Parent and the Parent Subsidiaries will promptly return or destroy all confidential materials provided to it by or on behalf of Electronika. To the extent non-public information is provided to any person(s) by Parent or the Parent Subsidiaries and such person(s) fail to keep such information confidential as required by this Section, Parent will be deemed to be responsible for and in breach of this Section 6.9.

Section VI.10     Public Statements.  Before Parent
releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, which is intended for or may result in public dissemination thereof, Parent shall cooperate with Electronika, shall furnish drafts of all documents or proposed oral statements to Electronika for comments, and shall not release any such information without the written consent of Electronika. Nothing contained herein shall prevent
Parent from releasing any information if required to do so by law.


Section VI.11     Conduct of Business.  Except (i) as
otherwise required in connection with the transactions contemplated by this Agreement or (ii) as otherwise consented to in writing by Electronika, Parent shall and shall cause each of the Parent
Subsidiaries to:

(a) Use its reasonable efforts to do all of the following: conduct its business diligently and only in the ordinary course, and, without making any commitment prohibited by this Agreement, preserve its business organization intact, keep available its present officers and employees and preserve its relationships with suppliers, customers and others having business relations with it;

(b) Not (i) enter into, modify or extend the term of any employment agreement with any of its officers or employees or increase the rate of compensation payable or to become payable to any of its officers or employees over the rates being paid to them at the date hereof, except for normal merit or cost of living increases, or (ii) adopt any new Benefit Plan or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to be payable under any existing Benefit Plan;

(c) Not pay any obligation or liability, fixed or contingent, other than current liabilities incurred in the ordinary course of business or payments due under its existing loan agreements or lines of credit, or cancel, without full payment, any debts, claims or other obligations (including, without limitation, accounts receivable) owing to it;

(d)     Not make any material alteration in the
manner of keeping its books, accounts or records or in the accounting practices therein reflected except as required by law or generally accepted accounting principles;

(e) Use its reasonable efforts to perform all of its obligations under any contracts or agreements to which it is a party or by which any of its properties are bound (except those being contested in good faith) and not cancel, amend, modify, renew or extend any such contracts or agreements that are material to its business or waive any rights thereunder;

(f) Not enter into any contracts or commitments that would constitute Parent Material Contracts, other than contracts to provide goods and services entered into in the ordinary course of business consistent with past practices;

(g) Use its reasonable efforts to maintain and keep in good order and repair, subject to ordinary wear and tear, taking into account the respective ages of the assets involved, all of its tangible assets and properties;

(h) Not sell, lease, license or otherwise dispose of any of its properties and assets (including any of its Intangible Assets);

(i) Use its reasonable efforts to both maintain in full force and effect all of the insurance policies in effect as of the date hereof and not take
(or fail to take) any action that would enable insurers under such policies to avoid liabilities pursuant to the terms of such policies for claims arising prior to the Closing Date;


(j) Not make any capital expenditures or enter into any leases for capital equipment or real estate or commitments with respect thereto, except for expenditures for ordinary repairs and maintenance and for capital expenditures not exceeding $10,000 in the aggregate;

(k)     Not accept any orders from any of its
customers under conditions relating to price, terms of payment or like matters materially different from the conditions regularly and usually specified, or place any orders for inventory, merchandise or supplies in exceptional or unusual quantities based on past operating practices;

(l) Not (i) permit any lien to attach upon any of its properties and assets, whether now owned or hereafter acquired; (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(m)     Not initiate, compromise or settle any
material litigation or arbitration proceeding;

(n) Use its reasonable efforts to not change its Board of Directors; and

(o) Not enter into any other transaction or make or enter into any contract or commitment which is not in the ordinary course of business.

Section VI.12     Reasonable Efforts.  Subject to the
other provisions of this Agreement, Parent shall, and shall cause each of the Parent Subsidiaries to, use its reasonable efforts: (a) to perform its obligations hereunder; (b) to take, or cause to be taken, all actions necessary, proper or advisable to obtain all approvals of governmental entities and consents of third parties required to be obtained by or on behalf of Parent or any of its subsidiaries to consummate the transactions contemplated by this Agreement; and (c) to satisfy or cause to be satisfied all of the conditions precedent to their obligations hereunder or the obligations of Electronika hereunder to the extent that its action or inaction can control or influence the satisfaction of such conditions.

Section VI.13     Exclusive Dealing.  Unless this
Agreement has been terminated in accordance with its terms, neither Parent, nor any of its officers, directors or other representatives, shall, directly or indirectly, solicit or encourage inquiries or proposals from, or participate in any negotiations or discussions or enter into any agreements or understandings with, or furnish any information to, third parties with respect to the sale or other disposition of any shares of the capital stock of Parent or any subsidiary of Parent, any sale, transfer or other disposition of any of the business or any substantial portion of the assets of Parent or any subsidiary of Parent (including by way of merger) or any similar transaction.

Section VI.14     Business After the Effective Time.
During the Escrow Period or such shorter period as Parent on the advice of counsel believes will not cause the Merger to fail to qualify as a tax free reorganization under the federal tax laws as then construed, the Surviving Corporation will continue the historic business of Electronika or use a significant portion of Electronikas historic assets in its business.


Section VI.15     Issuance and Listing of Stock.
Parent has reserved for issuance and, if, as and when
required by the provisions of this Agreement, will
issue the Merger Shares into and for which the shares
of capital stock of Electronika are to be converted
and exchanged in the Merger, and the Merger Shares,
when so issued, will be validly issued, fully paid
and nonassessable.  Parent shall file an application
with the American Stock Exchange (the      ASE     )
to approve the Common Shares for listing, subject to official notice of issuance. Parent shall use its reasonable efforts to cause the Common Shares to be approved for listing on the ASE, subject to official notice of issuance.

Section VI.16     Obligation to Update Disclosure
Letter.  Parent and MergerSub shall update and
supplement the Parent Disclosure Letter, as
necessary, to reflect the changes therein during the
period between the date of this Agreement and the
Closing Date (the      Updated Parent Disclosure
Letter     ).  The Updated Parent Disclosure Letter
shall be acceptable to Electronika and the Electronika Stockholders, in their reasonable discretion.

                   ARTICLE VII
       ELECTRONIKAs CONDITIONS TO CLOSING

The obligations of Electronika and the Electronika
Stockholders under this Agreement are subject to all of the following conditions being met or waived as of the Closing:

Section VII.1     Voting Trust.  Certain members of
the Sizemore family (the Sizemore Family) and Peter
Caloyeras shall have entered into a voting trust, which shall be in form and substance satisfactory to the parties thereto.

Section VII.2     Accuracy of Representations and
Compliance With
Conditions. All representations and warranties of Parent and MergerSub contained in this Agreement, as modified by the Updated Parent Disclosure Letter, shall be accurate in all material respects as of the Effective Time except as to changes contemplated or permitted by this Agreement. Parent and MergerSub shall have performed and complied with all covenants and agreements in all material respects and satisfied all conditions required to be performed and complied with by them at or before the Effective Time by this Agreement.

Section VII.3     Material Adverse Change.  Between
the date hereof and the Closing Date, there shall not have occurred any material adverse change in the financial condition or in the results of operations or the business, properties, assets (tangible or intangible), liabilities or prospects of Parent and its subsidiaries, taken as a whole.

Section VII.4     Other Documents.  Parent and
MergerSub shall have delivered to Electronika at or prior to the Effective Time such other documents as Electronika may reasonably request in order to carry out transactions contemplated by this Agreement.

Section VII.5     Review of Proceedings.  All
actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Electronika, and Parent shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

Section VII.6     Legal Action.  There shall not have
been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

Section VII.7     No Governmental Action.  There
shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Electronika, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a material delay in the ability of any of the Parties to consummate the Merger or any of the other transactions contemplated by this Agreement, or (iii) otherwise prohibits, restricts, or materially delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to the Electronika
Stockholders of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section VII.8     Consents Needed.  Parent shall have
obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation consents from
(i) the New Jersey Department of Environmental
Protection and (ii) any party to any Parent Material
Contract.

Section VII.9     Other Agreements.  The Escrow
Agreement and any other agreements between the Parties to be executed prior to the Effective Time shall have been authorized, executed, and delivered by the parties thereto at or prior to the Effective
Time, at the Effective Time shall be in full force, valid, and binding upon the parties thereto, and shall (subject to the Bankruptcy Exception) be enforceable by them in accordance with their terms at the Effective Time.

Section VII.10     Closing Certificate.  Electronika
and the Electronika Stockholders shall have received from Parent and MergerSub a certificate dated the Closing Date, certifying that the conditions specified in Sections 7.2, 7.3, 7.6, 7.7 and 7.8 hereof have been satisfied.

Section VII.11     Parent Disclosure.  Parent and
MergerSub shall have delivered to Electronika and the Electronika Stockholders the Parent Disclosure Letter by December 23, 1998, and the Parent Disclosure
Letter shall be, in form and substance, acceptable to Electronika and the Electronika Stockholders in their sole and absolute discretion. Within ten (10) days following receipt of the Parent Disclosure Letter, Electronika and the Electronika Stockholders shall deliverto Parent and MergerSub a written notice either accepting or rejecting the Parent Disclosure
Letter.  If Electronika and the Electronika
Stockholders reject the Parent Disclosure Letter, or fail to deliver a notice of acceptance within said
10-day period, this Agreement shall immediately terminate and be of no further force and effect as provided in Section 9.3.


                    ARTICLE VIII
            PARENTs AND ACQUISITIONs
              CONDITIONS TO CLOSING

The obligations of Parent and MergerSub under this Agreement are subject to all of the following conditions being met or waived as of the Closing:

Section VIII.1     Voting Trust.  Certain members of
the Sizemore Family and Peter Caloyeras shall have entered into a voting trust, which shall be in form and substance satisfactory to the parties thereto.

Section VIII.2     Accuracy of Representations and
Compliance With
Conditions.   All representations and warranties of
Electronika contained in this Agreement, as modified by the Updated Electronika Disclosure Letter, shall be accurate in all material respects as of the Effective Time, except as to changes contemplated or permitted by this Agreement. Electronika and the Electronika Stockholders shall have performed and complied with all covenants and agreements in all material respects and satisfied all conditions required to be performed and complied with by them at or before the Effective Time by this Agreement.

Section VIII.3     Material Adverse Change.  Between
the date hereof and the Closing Date, there shall not have occurred any material adverse change in the financial condition or in the results of operations or the business, properties, assets (tangible or intangible), prospects, or liabilities of Electronika and its subsidiaries, taken as a whole.

Section VIII.4     Other Documents.  Electronika and
the Electronika Stockholders shall have delivered to Parent and MergerSub at or prior to the Effective
Time such other documents as Parent may reasonably request in order to carry out the transactions contemplated by this Agreement.

Section VIII.5     Review of Proceedings.   All
actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Parent and MergerSub, and Electronika shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

Section VIII.6     Legal Action.  There shall not
have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.


Section VIII.7     No Governmental Action.  There
shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Parent, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a material delay in the ability of any of the parties to consummate the Merger or any of the other transactions contemplated by this Agreement, or (iii) otherwise prohibits, restricts, or materially delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to Parent or MergerSub of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section VIII.8     Fairness Opinion.  Parent shall
have received the opinion of Stern Brothers Valuation
Advisors, dated as of the date of the Proxy Statement and for inclusion therein, to the effect that the Merger and the other transactions contemplated by this Agreement are fair, from a financial point of view, to Parent and its stockholders, and such opinion shall have been confirmed in writing as of the Effective Time.

Section VIII.9     Consents Needed.  Electronika
shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation consents from any party to any Electronika Material Contract.
Parent shall have obtained at or prior to the Effective Time the consent of the New Jersey
Department of Environmental Protection to the transactions contemplated hereby.

Section VIII.10     Other Agreements.  The Escrow
Agreement and any other agreements to be executed between the Parties prior to the Effective Time shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Effective
Time, at the Effective Time shall be in full force, valid, and binding upon the parties thereto, and shall (subject to the Bankruptcy Exception) be enforceable by them in accordance with their terms at the Effective Time.

Section VIII.11     Stockholder Approval.  The
stockholders of Parent shall have duly approved, by the affirmative vote of at least a majority of all shares of Parent Common Stock outstanding, the issuance of the Common Shares to the Electronika
Stockholders and the amendment to the Parents
Articles of Incorporation creating the Parent
Preferred Stock.

Section VIII.12     Closing Certificate.  Parent and
MergerSub shall have received from Electronika and the Electronika Stockholders a certificate dated the Closing Date, certifying that the conditions specified in Sections 8.2, 8.3, 8.6, 8.7 and 8.9 hereof have been satisfied.

Section VIII.13     Electronika Disclosure Letter.
Electronika and the Electronika Stockholders shall have delivered to Parent and MergerSub the Electronika Disclosure Letter by December 23,1998, and the Electronika Disclosure Letter shall be, in form and substance, acceptable to Parent and MergerSub in their sole and absolute discretion.
Within ten (10) days following receipt of the Electronika Disclosure Letter, Parent and MergerSub shall deliver to Electronika and the Electronika
Stockholders a written notice either accepting or rejecting the Electronika Disclosure Letter. If
Parent and MergerSub reject the Electronika
Disclosure Letter, or fail to deliver a notice of acceptance within said 10-day period, this Agreement shall immediately terminate and be of no further force and effect as provided in Section 9.3.

                   ARTICLE IX
                   TERMINATION

Section IX.1     Mandatory Termination.  This
Agreement shall be automatically terminated if (a) the holders of at least a majority of all shares of Parent Common Stock outstanding shall not have voted in favor of the adoption and approval of the matters described in Section 8.11 hereof (b) Electronika and the Electronika Stockholders reject the Parent
Disclosure Letter, or fail to deliver a notice of acceptance within the specified 10-day period, as provided in Section 7.11, (c) Electronika and the Electronika Stockholders shall determine, in their reasonable discretion, that any Updated Parent
Disclosure Letter is not acceptable and shall have delivered a written notice of rejection to Parent and MergerSub within ten days following their receipt of the Updated Parent Disclosure Letter, (d) Parent and
MergerSub reject the Electronika Disclosure Letter, or fail to deliver a notice of acceptance within the specified 10-day period, as provided in Section 8.13, or (e) Parent and MergerSub shall determine, in their reasonable discretion, that any Updated Electronika
Disclosure Letter is not acceptable and shall have delivered a written notice of rejection to Electronika and the Electronika Stockholders within ten days following their receipt of the Updated
Electronika Disclosure Letter.

Section IX.2     Optional Termination.  This
Agreement may be terminated on or before the Effective Time notwithstanding adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby by the stockholders of the parties hereto:

(a) by the mutual written consent of Electronika and Parent;

(b) at the option of either Electronika or Parent if the Effective Time shall not have occurred on or before February 28, 1999 (provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

(c) at the option of Parent, if facts exist which render impossible the compliance with one or more of the conditions set forth in Article VIII and such conditions are not waived by Parent; and

(d) at the option of Electronika, if facts exist which render impossible the compliance with one or more of the conditions set forth in Article VII and such conditions are not waived by Electronika.

Section IX.3     Effect of Termination.  If this
Agreement is rightfully terminated as provided for in this Article IX or pursuant to Sections 7.11 or 8.13:

(a) This Agreement shall forthwith become wholly void and of no effect without liability on the part of any Party to this Agreement; provided, however, that nothing in this Section 9.3 shall release any of the Parties from liability for a willful failure to carry out its respective obligations under this Agreement, and provided further that the provisions of Sections 5.7, 6.9 and 9.3(b) shall remain in full force and effect and survive any termination of this Agreement; and

(b) The Parties shall each pay and bear their own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and its respective meetings of stockholders, including fees and expenses of its counsel, accountants, investment banking firm, and other experts.

                ARTICLE X
     TRANSFER RESTRICTIONS; GOVERNANCE

Section X.1     Restrictive Legends.  The Merger
Shares shall be subject to a stop-transfer order and the certificate or certificates evidencing such shares shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE ACT).  SAID SECURITIES MAY NOT BE
SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

In addition, the certificates representing the Common
Shares shall bear a legend substantially in the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE
ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN
AGREEMENT DATED AS OF NOVEMBER 24, 1998 BY AND AMONG
TOROTEL, INC. AND THE HOLDER HEREOF, AMONG OTHERS, A
COPY OF WHICH IS ON FILE WITH THE SECRETARY OF
TOROTEL, AND ARE HELD AND MAY NOT BE TRANSFERRED OR
OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH.

Subject to the terms and conditions of this Agreement, the Electronika Stockholders may make any disposition of the Common Shares or of the Preferred
Shares (to the extent the Preferred Shares have been released from the Escrow), upon giving to Parent, prior to any such disposition, (i) written notice describing briefly the manner in which, and the transferee or transferees to whom, such proposed disposition is to be made, and (ii) written evidence of (a) compliance with the Act, or evidence to the satisfaction of Parent that there is an available exemption from the application of the Act, and (b) the transferees undertaking to be bound by any applicable terms and conditions of this Agreement.

Section X.2     Further Restrictions.
Notwithstanding Section 10.1 hereof to the contrary,
the Electronika Stockholders shall not transfer their
shares of Parent Common Stock during the Escrow
Period, except to one or more trusts of which the
Electronika Stockholder is the sole trustee and which
was established for the benefit of such Electronika
Stockholder or such Electronika Stockholders spouse,
ancestors, issue (including adopted children and
step-children) or spouses of issue (a      Living
Trust     ).  Subject to compliance with the
provisions of the Securities Act, the Preferred
Shares shall not be subject to any restriction on transfer once such shares are released from the Escrow. During the Escrow Period, the Electronika
Stockholders may transfer their interests in the Preferred Shares held in the Escrow only to a Living
Trust.

Section X.3     Investment Representations.  Either
the Electronika Stockholders are      accredited
investors,      as that term is defined in Rule 501
of the rules and regulations promulgated by the SEC
under the Securities Act, or the Electronika
Stockholders, either alone or with their qualified
purchaser representative      (as defined in Rule
501), have such knowledge and experience in financial
and business matters that they are capable of
evaluating the risks and merits of an investment in
the Merger Shares.  The Electronika Stockholders are
acquiring the Merger Shares in the Merger for
investment and not with a view to the sale thereof
other than in compliance with the requirements of the
Securities Act and applicable Blue Sky laws.  At the
request of Parent, the Electronika Stockholders will
furnish to Parent evidence reasonably satisfactory to
Parent that the foregoing representations are true.
The Electronika Stockholders acknowledge that Parent
has made available to them the opportunity to ask
questions and receive answers concerning the terms
and conditions of the Merger and to obtain any
additional information that Parent is required to
furnish under the Securities Act and the rules and
regulations promulgated thereunder.
 .
Section X.4     Directors.  Concurrently with the
Closing, (i) the number of members of the Parent
Board of Directors shall be increased to seven, (ii) the Electronika Stockholders shall be entitled to designate two members of the seven member Parent
Board of Directors, and (iii) the Parent Board of
Directors shall appoint such designees as directors in order to fill the existing two vacancies. The
Electronika Stockholders agree not to vote their respective Common Shares to remove any director of Parent during the period from the Effective Time to the earlier of September 30, 1999 or the 1999 annual meeting of Parent stockholders, except for Cause.
For purposes of this Section 10.4, a removal is for Cause if such removal is evidenced by a resolution adopted in good faith by a majority of the Board of Directors of Parent finding that the director to be removed (a) committed an act of embezzlement, fraud, misappropriation or conversion of assets or opportunities or other dishonesty against Parent or any Parent Subsidiary, (b) was enjoined by the Securities and Exchange Commission or any other industry regulatory authority from being and officer or director of a publicly-held company, (c) engaged in conduct demonstrably and materially injurious to Parent or any Parent Subsidiary, (d) has been convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, any felony or misdemeanor involving dishonesty or moral turpitude or (e) inadequately or improperly performed his duties as a director of Parent or any Parent
Subsidiary to the detriment of their respective businesses.

Section X.5     Prohibited Stockholder Actions.
During the Escrow Period, neither the Electronika
Stockholders nor any of their affiliates (regardless of whether such person is an affiliate on the date hereof) shall, without prior Independent Approval (as hereinafter defined):

(a) Vote their Common Shares in favor of any action or agreement, or take any other action, that would (i) result in a breach of any covenant, representation or warranty or any other obligation of Electronika under this Agreement or (ii) impede, interfere with or discourage the intended purposes of this Agreement;

(b)     Acquire, offer to acquire, or agree to
acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of Parent, other than as a result of a stock split, stock dividend or similar recapitalization; or

(c) Make or cause to be made any proposal for any transaction between (i) the Electronika Stockholders or any of their affiliates and (ii) Parent or any of its affiliates, including without limitation any acquisition or disposition of assets, merger, or other business combination, restructuring, tender offer, exchange offer, recapitalization or similar transaction.

Section X.6     Prohibited Actions by Parent.  During
the Escrow Period, in addition to any stockholder vote or vote by the Board of Directors of Parent or any affiliate that may be required by law, neither
Parent nor any affiliate shall, without prior
Independent Approval:

(a) Enter into, or propose to enter into, any agreement, arrangement or transaction with the Electronika Stockholders, the Sizemore Family or any of their respective affiliates;

(b) Amend the Articles of Incorporation or the Bylaws of Parent or any affiliate that may benefit the Electronika Stockholders, the Sizemore Family or any of their respective affiliates, to the exclusion of, or disproportionately to, the other stockholders of Parent;

(c) Approve salary increases or bonus payments to officers or employees affiliated with the Electronika
Stockholders, the Sizemore Family or any of their respective affiliates;

(d)     Amend, modify, waive or terminate this
Agreement;

(e)     Dissolve Parent or any affiliate;

(f)     Initiate bankruptcy, insolvency or
reorganization proceedings involving Parent or any affiliate; or

(g)     Withdraw the registration of the Parent
Common Stock under the Exchange Act.

Section X.7     Definition of Independent Approval.
For the purposes of this Agreement, the term
Independent Approval shall mean, either (i) the approval of a majority of the Board of Directors who are disinterested with respect to the matter which is the subject of the Board or stockholder action or
(ii) if there are fewer than two such directors, the approval of the holders of a majority of the then outstanding voting securities of the Company held by persons other than stockholders (including affiliates and Family Members) interested in such Board or stockholder action.

Section X.8     Definition of Affiliate and Family
Members. The term affiliate shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, without limiting the generality of the foregoing, includes (a) any director or officer of such Person or of any affiliate of such Person, (b) any such directors or officers Family Members, (c) any group, acting in concert, of one or more of such directors, officers or Family Members, and (d) any Person owned or controlled by any such director, officer, Family
Member or group which beneficially owns or holds 10% or more of any class of equity securities or profits interest. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term
Family Member shall mean any brother, sister, spouse, ancestor or descendant of an affiliate or of a Person, director of officer.

Section X.9     Indemnification; Insurance.

(a) From and after the Closing Date, Parent shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Parent or any of the Parent Subsidiaries
(collectively, the Indemnified Parties and individually, an Indemnified Party) against all losses, liabilities, expenses, claims or damages incurred in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of Parent or any of its subsidiaries and arising out of acts or omissions occurring prior to and including the Closing Date
(including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by Missouri law and its articles of incorporation and bylaws in effect on the date hereof, for a period of not less than six years following the Closing Date; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) The Electronika Stockholders shall cause the articles of incorporation and bylaws of Parent and its subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and consistent with Section 10.9(a) and shall not permit the amendment of such provision in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date hereof.

(c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Closing Date, Parent shall, to the fullest extent permitted under applicable law, pay as incurred such Indemnified Partys legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
Parent shall pay all expenses, including attorneys' fees, that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 10.9(c).

(d) For six years after the Closing Date, Parent shall cause policies of directors' and officers' liability insurance to be maintained by Parent in amounts not less than 1998 coverage (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are substantially equivalent) with respect to matters occurring prior to the Closing Date, to the extent such policies are available. Notwithstanding the foregoing, if annual premiums for Parents director and officer liability insurance exceeds 150% of 1998 premiums (Maximum Premium), Parent shall only be obligated to purchase such insurance coverage as may be purchased by a premium payment equal to the Maximum Premium.

(e) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and Parent, retained at Parents expense.

(f) This Section 10.9 is intended to benefit the Indemnified Party and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of Parent.

                     ARTICLE XI
     MISCELLANEOUS

Section XI.1     Survival.  The representations,
warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby and continue in force and effect only until the expiration of the Escrow Period.

Section XI.2     Further Actions.  At any time and
from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section XI.3     Modification.  This Agreement
(including the documents and instruments referred to herein) sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements and understandings, both written and oral, among them concerning such subject matter. This Agreement may be amended prior to the Effective Time
(notwithstanding stockholder adoption and approval) by a written instrument executed by the Parties with the approval of their respective Boards of Directors;
provided, however, that after approval of this Agreement and the Merger by the Electronika
Stockholders or the stockholders of Parent, no amendment shall be made which by law requires further approval of such stockholders without such further approval.

Section XI.4     Notices.  Any notice or other
communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.4):

To Parent or MergerSub:      Torotel, Inc.
                             13402 South 71 Highway
                             Grandview, MO  64030
                             Attention:  Secretary

With a copy to:              Shook, Hardy & Bacon
                              L.L.P.
                             1010 Grand Boulevard
                             5th Floor
                             P.O. Box 15607
                             Kansas City, MO  64106
                             Attention:  Randall B.
                               Sunberg, Esq.

To Electronika or the Electronika
Stockholders:                Basil Peter Caloyeras
                             c/o Magnetika, Inc.
                             2041 W. 139th Street
                             Gardena, CA 90247

With a copy to:             Ervin, Cohen & Jessup LLP
                            Ninth Floor
                            9401 Wilshire Boulevard
                            Beverly Hills, CA  90212-
                                               2974
                            Attention:  W. Edgar
                            Jessup, Jr., Esq.


Any notice given in accordance with this Section 11.4 shall be deemed duly given when received by the party for whom it is intended, if personally delivered or delivered by telecopy, telex or similar telecommunications equipment, twenty-four (24) hours after delivery if sent by Federal Express, Express
Mail or similar overnight delivery or courier service or forty-eight (48) hours after being deposited in the United States mail, all fees prepaid.

Section XI.5     Waiver.  At any time prior to the
Closing, the Parties may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts or any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the waiving party.

Section XI.6     Binding Effect.  The provisions of
this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and shall inure to the benefit of each Indemnified Party and his, her or its successors and assigns.

Section XI.7     No Third-Party Beneficiaries.  This
Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as specifically provided herein.

Section XI.8     Separability.  If any provision of
this Agreement is deemed to be invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section XI.9     Headings.  The headings in this
Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section XI.10     Counterparts; Governing Law.  This
Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of Missouri without giving effect to conflict of laws.

Section XI.11     Assignment.  Neither this Agreement
nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties
(whether by operation of law or otherwise) without the prior written consent of the other Parties.


[The remainder of this page intentionally left blank]



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


TOROTEL, INC.


____________________________________
By:  ________________________________
Title:  _______________________________


TOROTEL MERGER SUBSIDIARY, INC.


____________________________________
By:  ________________________________
Title:  _______________________________


ELECTRONIKA, INC.


_____________________________________
By:  ________________________________
Title:  _______________________________


_____________________________________
Alexandra Zoe Caloyeras


_____________________________________
Aliki Sophia Caloyeras


_____________________________________
Basil Peter Caloyeras





















                   Exhibit A

     Designations of Parent Preferred Stock

























































                  Exhibit B

             Articles of Merger

























































                    Exhibit C

              Escrow Agreement

























































                                     EXHIBIT 4.2










            PAGES 1-4 AND 10 OF THE
           BYLAWS OF THE COMPANY
             DATED MAY 22, 1969














































                   BY-LAWS

                     OF

                TOROTEL, INC.



               ARTICLE VII
                 OFFICES

The principal office of the corporation in the State of Missouri shall be located in Grandview, Missouri.
The Corporation may have such other offices, either within or without the State of Missouri, as the business of the corporation may require from time to time.

The registered office of the Corporation required by The General and Business Corporation Law of Missouri to be maintained in the State of Missouri, may be, but need not be, identical with the principal; office in the State of Missouri, and the address of the registered office may be changed from time to time by the Board of Directors.

                 ARTICLE VIII
                SHAREHOLDERS

Section 1.  ANNUAL MEETING.  The annual meeting of
the Shareholders shall be held on the first Monday of August in each year beginning with the year 1970 for the purpose of electing Directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the Board of directors shall cause the election to be held at a special meeting of the Shareholders as soon thereafter as conveniently may be.

Section 2.  SPECIAL MEETING.  Special meeting of the
Shareholders may be called by the President, by the Board of Directors or by the holders of not less than one-fifth of all the outstanding shares of the corporation.


Section 3. PLACE OF MEETING. The Board of Directors may designate any place, either within or without the State of Missouri, as the place of meeting for any annual meeting of the Shareholders or for any special meeting of the Shareholders called by the Board of Directors. The Shareholders may designate any place, either within or without the State of Missouri, as the place for the holding of such meeting, and may include the same in a waiver of notice of any meeting. If no designation is made, or if a special meeting be otherwise called; the place of meeting shall be the registered office of the corporation in the State of Missouri, except as otherwise provided in Section 5 of this Article.

Section 4.  NOTICE OF MEETINGS.  Written or printed
notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the President, or the Secretary, or the officer or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the Shareholder at his address as it appears on the records of the corporation, with postage thereon prepaid. Notice shall be published to the extent required by the laws of the State of Missouri.

Section 5.  MEETING OF ALL SHAREHOLDERS.  If all of
the Shareholders shall meet at any time and place, either within or without the State of Missouri, and consent to the holding of a meeting, such meeting shall be valid, without call or notice, and at such meeting any corporate action may be taken.

Section 6.  VOTING LISTS.  At least ten days before
each meeting of Shareholders, the officer or agent having charge of the transfer book for shares of the corporation shall make a complete list of the Shareholders entitled to vote at such meeting, arranged in alphabetical order with the address of, and the number of shares held by, each Shareholder, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any Shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Shareholder during the whole time of the meeting.
The original share ledger or transfer book, or a duplicate thereof kept in this state, shall be prima facie evidence as to who are the Shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of Shareholders.

Section 7.  QUORUM.  A majority of the outstanding
shares of the corporation, represented in person or by proxy, shall constitute a quorum at any meeting of the Shareholders; provided, that if less than a majority of the outstanding shares are represented at said meeting, a majority of the shares so represented may adjourn the meeting, from time to time, without further notice, to a date not longer than ninety days from the date originally set for such meeting.

Section 8.  PROXIES.  At all meetings of
Shareholders, a Shareholder may vote by proxy executed in writing by the Shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 9.  VOTING OF SHARES.  Subject to the
provisions of Section 12, each outstanding share of capital stock having voting rights shall be entitled to one vote upon each matter submitted to a vote at a meeting of Shareholders.

Section 10.  VOTING OF SHARES BY CERTAIN HOLDERS.
Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares standing in the name of a deceased person may be voted by his administrator or executor, either in person or by proxy. Shares standing in the name of a guardian, curator, or trustee may be voted by such fiduciary, either in person or by proxy, but not guardian, curator, or trustee shall be entitled, as such fiduciary, to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A Shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and the thereafter the pledgee shall be entitled to vote the shares so transferred.

Section 11.  CUMULATIVE VOTING.  In all elections for
Directors, every Shareholder shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are Directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of Directors multiplied by the number of his shares shall equal, or to distribute them on the same principal among as many candidates as he shall see fit.


Section 12.  INFORMAL ACTION BY SHAREHOLDERS.  Any
action which may be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.

                  ARTICLE IX
                  DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the corporation shall be managed by its Board of Directors.

Section 2.  NUMBER, ELECTION AND TERM.  The number of
Directors of the corporation shall be seven (7), each of whom shall be elected at the annual meeting of the Shareholders for a term of one year and each of whom shall hold office until his successor has been elected and has qualified.

Section 3.  REGULAR MEETINGS.  A regular meeting of
the Board of Directors shall be held without other notice than this Bylaw, immediately after, and at the same place as, the annual meeting of Shareholders.
The Board of Directors may provide, by resolution, the time and place, either within or without the State of Missouri, for the holding of additional regular meetings with notice of such resolution to all Directors.

Section 4.  SPECIAL MEETINGS.  Special meetings of
the Board of Directors may be called by or at the request of the President or any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place in the United States, either within or without the State of Missouri, as the place for holding any special meeting of the Board of Directors called them.

Section 5.  NOTICE.  Notice of any special meeting
shall be given at least five days previously thereto by written notice delivered personally or mailed to each Director at his business address, or by telegram provided, however, that if the designated meeting place is without the State of Missouri, an additional five days notice shall be given. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Director may waivewith the number of shares and date of issue shall be entered on the books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

Section 2.  TRANSFERS OF SHARES -- TRANSFER AGENT --
REGISTRAR. Transfers of shares of stock shall be made on the stock record or transfer books of the corporation only by the person named in the stock certificate, or by his attorney lawfully constituted in writing, and upon surrender of the certificate therefor. The stock record book and other transfer records shall be in the possession of the Secretary or of a transfer agent or transfer clerk for the corporation. The corporation, by resolution of the Board, may from time to time appoint a transfer agent or transfer clerk, and, if desired, a registrar, under such arrangements and upon such terms and conditions as the Board deems advisable, but until and unless the Board appoints some other person, firm or corporation as its transfer agent or transfer clerk (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the corporation shall be the transfer agent or transfer clerk of the corporation without the necessity of any formal action of the Board, and the Secretary, or any person designated by him, shall perform all of the duties thereof.
Section 3.  TREASURY STOCK.  All issued and
outstanding stock of the corporation that may be purchased or otherwise acquired by the corporation shall be treasury stock, and shall be subject to disposal by action of the Board of Directors. Such stock shall neither vote nor participate in dividends while held by the corporation.

Section 4.  CLOSING OF TRANSFER BOOKS OR FIXING OF
RECORD DATE. The Board of Directors of the corporation may close its stock transfer books for a period not exceeding fifty (50) days preceding the date of any meeting of Shareholder, or the date for the payment of any dividend or for the allotment of rights, or the date when any change or conversion or exchange of shares shall be effective; or, in lieu thereof, may fix in advance a date, not exceeding fifty (50) days preceding the date of any meeting of Shareholders, or to the date for the payment of any dividend or for the allotment of rights, or to the date when any change or reconversion or exchange of shares shall be effective, as the record date for the determination of Shareholders






                                       EXHIBIT 4.3.1












                 PAGE 1 OF THE
       AMENDMENT TO THE BYLAWS OF THE COMPANY
              DATED MAY 17, 1985












































      AMENDMENT TO BY-LAWS OF TOROTEL, INC.
     ADOPTED BY BOARD ACTION ON MAY 17, 1985


                     ARTICLE II


Section 1.  ANNUAL MEETING.  The Annual Meeting of
the Shareholders shall be held on the third Monday in September in each year, beginning with the year 1986, for the purpose of electing Directors and for the transaction of such other business as may come before the Meeting. If the day fixed for the Annual Meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of Directors shall not be held on the day designated herein for any Annual Meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a Special Meeting of the Shareholders as soon thereafter as conveniently may be held.



                    ARTICLE VIII

                     FISCAL YEAR


The fiscal year of the Corporation will begin on the first day of May in each year starting in 1985 and end on the last day of April in each year.




























                                     EXHIBIT 4.3.2












                   PAGE 1 OF THE
     AMENDMENT TO THE BYLAWS OF THE COMPANY
               DATED DECEMBER 17, 1985












































                  AMENDMENT TO BYLAWS

                      TOROTEL, INC.

     Adopted December 17, 1985, by Board of Directors



                        ARTICLE III


Section 8.  VACANCIES.  In case of the death or
resignation or disqualification of one or more of the Directors, a majority of the survivors or remaining
Directors, even if such majority does not constitute a quorum, may fill such vacancy or vacancies until the successor or successors are elected at the next annual meeting of the Shareholders. A Director elected to fill a vacancy shall serve as such until the next annual meeting of the Shareholders. In the event the Shareholders do not elect a full slate of seven (7) Directors at the annual meeting or the number of Directors falls below seven (7) for whatever reason between annual meetings, the remaining Directors may establish any number of three
(3), four (4), five (5) or six (6) Directors to constitute the complete Board of Directors until the next annual meeting without need to fill vacant
Director positions and attendance at meetings of a majority of the existing Directors at any such designated, reduced size Board of Directors shall constitute a quorum in accord with Section 6 of this
Article III.



























                                     EXHIBIT 4.4












                PAGES 2 & 6 OF THE
     AMENDMENT TO THE BYLAWS OF THE COMPANY
                 DATED MAY 24, 1969












































                  ARTICLE THREE

The aggregate number of shares which the Corporation shall be authorized to issue shall be One Million
Five Hundred Thousand (1,500,000) shares of Common
Stock of the par value of One Dollar ($1.00) per share and there shall be no preemptive rights for any shareholder arising therefrom and no preferences or qualifications or limitations or restrictions or special rights of any character whatsoever in respect to said shares.

                    ARTICLE FOUR

The number of shares to be issued before the corporation shall commence business is Fifty (50) shares having a total value of $5,000.00. Five
Thousand and No/100 Dollars ($5,000.00) has been paid up in lawful money of the United States.

                    ARTICLE SIX

The number of Directors for the Corporation who shall be elected from time to time by the Shareholders is seven (7).

                    ARTICLE EIGHT

The Corporation is formed for the following purposes:
A. To buy, utilize, lease, rent, import, export, franchise, operate, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease, mortgage, pledge, hypothecate, distribute and otherwise deal in, at wholesale, retail or otherwise, and as principal, agent or otherwise, all commodities, goods, wares, merchandise, devices, apparatus, equipment and all other personal property, whether tangible or intangible, of every kind, without limitation as to description, location or amount, including specifically, but not limited to, electronic component parts and telecommunication component parts.nature. The enumeration of purposes and powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this Corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or implied by any reasonable construction of such laws.

FURTHER RESOLVED, that the existing Articles of Incorporation of TOROTEL, INC. be and the same are hereby amended to include two new Articles which shall be designated Article Nine and Article Ten which shall read as follows:

                ARTICLE NINE

Both the Shareholders and the Board of Directors shall have equal power to make, alter, amend, suspend or repeal By-Laws for the Corporation from time to time; provided, however, that the power of the Directors to alter, amend, suspend or repeal the By-
Laws or any portion thereof may be denied as to any By-Laws or portion thereof enacted by the Shareholders if at the time of such enactment the Shareholders shall so expressly provide.

                 ARTICLE TEN

These Articles of Incorporation may be amended in any respect from time to time by the Shareholders as provided by the laws of the State of Missouri.

4. On the date of the foregoing resolutions amending the Articles of Incorporation of TOROTEL, INC., the total number of outstanding shares of the corporation amounted to 99,800 and all 99,800 shares were entitled to vote in regard to such amendment.
5. Of the 99,800 shares entitled to vote on the foregoing resolutions of amendment, there were 97,425 shares voted for amendment and no shares were voted against amendment.